Exhibit 10.1
[EXECUTION COPY]
$41,715,167
LETTER OF CREDIT AND REIMBURSEMENT AGREEMENT
Dated as of April 28, 2006,
Among
DUQUESNE LIGHT HOLDINGS, INC.
as Borrower
and
THE LENDERS NAMED HEREIN
as Lenders
and
JPMORGAN CHASE BANK, N.A.
as Administrative Agent and as Issuing Bank

J.P. MORGAN SECURITIES INC.
as Lead Arranger

Exhibits

EXHIBIT A —	Form of Opinion of Martin L. Ryan, Esq., Assistant General Counsel of the Borrower
EXHIBIT B —	Form of Opinion of Hughes Hubbard & Reed LLP, counsel to the Administrative Agent
EXHIBIT C —	Form of Lender Assignment
 -ii-

Schedules

SCHEDULE I Lending Offices

SCHEDULE II Letters of Credit

SCHEDULE III Litigation

-iii-

LETTER OF CREDIT AND REIMBURSEMENT AGREEMENT
Dated as of April 28, 2006
               THIS LETTER OF CREDIT AND REIMBURSEMENT AGREEMENT is made by and among:
(i)	Duquesne Light Holdings, Inc., a Pennsylvania corporation (the “Borrower”),

(ii)	JPMorgan Chase Bank, N.A. (the “Bank” or “JPMorgan”) and the other Lenders (as hereinafter defined) from time to time party hereto,

(iii)	JPMorgan, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders hereunder, and

(iv)	JPMorgan, as issuer of the Letters of Credit (as hereinafter defined) pursuant to this Agreement (in such capacity, the “Issuing Bank”).
PRELIMINARY STATEMENT
     The Borrower has requested (i) the Issuing Bank to issue the Letters of Credit pursuant to this Agreement in the amounts and on the terms and conditions set forth herein and (ii) the Lenders to participate in the issuance of the Letters of Credit and all drawings thereunder. The Issuing Bank and the Lenders have so agreed on the terms and conditions set forth herein, and the Administrative Agent has agreed to act as agent for the Lenders on such terms and conditions.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
     SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:
     “ABR Loan” means a Loan that bears interest at a rate determined by reference to the Alternate Base Rate.
     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another entity if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract, or otherwise.

     “Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
     “Board” means the Board of Governors of the Federal Reserve System of the United States of America.
     “Business Day” means a day (other than a Saturday or Sunday) on which banks generally are open in Houston, Texas, New York, New York and Pittsburgh, Pennsylvania for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.
     “Closing Date” means the date upon which each of the conditions precedent enumerated in Section 5.01 has been fulfilled to the satisfaction of the Bank, the Administrative Agent and the Borrower. All transactions contemplated by the Closing Date shall take place on or before April 28, 2006, at the offices of Hughes Hubbard & Reed LLP, One Battery Park Plaza, New York, New York 10004, at 10:00 A.M., or such other time as the parties hereto may mutually agree.
     “Commitment” means, for each Lender, the obligation of such Lender to participate in the deemed issuance (or extension, modification or amendment) of each Letter of Credit and all payments made by the Issuing Bank thereunder, in an aggregate amount no greater than (i) the amount set forth opposite such Lender’s name on the signature pages hereof, or (ii) if such Lender has entered into one or more Lender Assignments, the amount set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 10.07(c), in each such case as such amount may be reduced from time to time pursuant to Section 2.03. “Commitments” means the total of the Lenders’ Commitments hereunder. The Commitments shall in no event exceed $41,715,167.
     “Confidential Information” has the meaning assigned to that term in Section 10.08.
     “Consolidated Capital” means, at any date of determination, the sum of (i) Consolidated Debt, (ii) consolidated equity of the common stockholders of the Borrower and its Consolidated Subsidiaries, (iii) trust-originated or partnership-originated preferred securities of the Borrower and its Consolidated Subsidiaries, (iv) consolidated equity of the preference stockholders of the Borrower and its Consolidated Subsidiaries, and (v) consolidated equity of the preferred stockholders of the Borrower and its Consolidated Subsidiaries, in the case of clauses (ii) through (v) above, determined at such date in accordance with GAAP.
     “Consolidated Debt” means, at any date of determination, without duplication, the aggregate Debt of the Borrower and its Consolidated Subsidiaries; provided, however,

that Consolidated Debt shall not include (i) any Debt of the type referred to in clause (viii) of the definition thereof contained in this Section 1.01 if such Debt is not reasonably quantifiable as of the date of determination and (ii) subordinated debentures issued by Duquesne Light or the Borrower in connection with the issuance of (A) monthly-income preferred securities by Duquesne Capital, L.P. and (B) other similar partnership-originated or trust-originated preferred securities by any Subsidiary or other Affiliate of Duquesne Light or the Borrower, provided that (1) the issuer of such preferred securities lends substantially all of the proceeds from such issuance to Duquesne Light, the Borrower or any other Affiliate of the Borrower, as the case may be, in exchange for such subordinated debentures and (2) substantially all of the assets of such issuer consist solely of such subordinated debentures and payments made from time to time in respect thereof.
     “Consolidated Subsidiary” means, with respect to any Person, any Subsidiary of such Person whose accounts are or are required to be consolidated with the accounts of such Person in accordance with GAAP.
     “Coverage Ratio” means, with respect to each twelve-month period ending on the last day of each fiscal quarter of the Borrower, the ratio of (a) the sum of (i) consolidated net income of the Borrower and its Consolidated Subsidiaries for such period plus (or minus) (ii) all extraordinary items deducted (or added) in determining said net income plus (iii) all income taxes deducted in determining said net income plus (iv) total interest charges of the Borrower and its Consolidated Subsidiaries deducted in determining said net income, excluding (A) allowance for borrowed funds used during construction and (B) any payments made with respect to the subordinated debentures issued by Duquesne Light in connection with the issuance of monthly-income preferred securities by Duquesne Capital, L.P. (such interest charges with such exclusions being referred to as “Actual Interest Expense”) plus (v) depreciation expense deducted in determining said net income minus (vi) allowance for equity and borrowed funds used during construction and other noncash items described in Financial Accounting Standards Board Statement No. 90 to (b) Actual Interest Expense for such period.
     “Debt” means, for any Person, at any date of determination, without duplication, all (i) secured or unsecured indebtedness of such Person for borrowed money or for the deferred purchase price of property or services or evidenced by notes, bonds, debentures or other instruments, (ii) obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (iii) obligations secured by any Lien existing on any property owned or held by such Person, whether or not such Person has assumed or become liable for the obligations secured thereby, (iv) obligations of such Person in respect of letters of credit, bankers’ acceptances and similar extensions of credit (other than (A) any such obligation in support of other Debt already included in this definition and (B) obligations of such Person in respect of surety bonds or performance bonds or other similar obligations), (v) without duplication of the foregoing clause (iv), reimbursement obligations of such Person in respect of drawings or other payments made under letters of credit, bankers’ acceptances, surety bonds, performance bonds, and other similar extensions of credit and obligations, (vi) obligations of such Person under any Hedging Agreements (the amount of any such obligation to be the amount that is or would be payable upon settlement, liquidation, termination or acceleration thereof), (vii) obligations of such Person in respect of Unfunded Vested Liabilities, and (viii) obligations of such Person under guaranties or support agreements in respect of, and obligations of such Person (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above.
     “Default Rate” means a rate per annum equal at all times to 2% per annum above the Alternate Base Rate in effect from time to time.
     “Dollars” and the sign “$” each means lawful money of the United States.
     “Duquesne Light” means Duquesne Light Company, a Pennsylvania corporation, all of whose common stock is owned on the date hereof by the Borrower, or any successor thereto.
     “Eligible Assignee” means (a) a commercial bank or trust company organized under the laws of the United States, or any State thereof; (b) a commercial bank organized under the laws of any other country that is a member of the OECD, or a political subdivision of any such country, provided that such bank is acting through a branch or agency located in the United States; (c) the central bank of any country that is a member of the OECD; (d) any other commercial bank or other financial institution engaged generally in the business of extending credit or purchasing debt instruments; and (e) a Lender or an Affiliate of a Lender; provided, however, that (A) any such Person shall also (i) have outstanding unsecured indebtedness that is rated A- or better by S&P or A3 or better by Moody’s (or an equivalent rating by another nationally-recognized credit rating agency of similar standing if neither of such corporations is then in the business of rating unsecured indebtedness of entities engaged in such businesses) or (ii) have combined capital and surplus (as established in its most recent report of condition to its primary regulator) of not less than $250,000,000 (or its equivalent in foreign currency), and (B) any Person described in clause (b), (c), or (d) above, shall, on the date on which it is to become a Lender hereunder, (l) be entitled to receive payments hereunder without deduction or withholding of any United States Federal income taxes (as contemplated by Section 4.05) and (2) not be incurring any losses, costs or expenses of the type for which such Person could demand payment under Section 4.03(a) or (b) (except to the extent that, in the absence of the making of an assignment to such Person, the assigning Lender would have incurred an equal or greater amount of such losses, costs or expenses and such losses, costs or expenses would have been payable by the Borrower to such assigning Lender hereunder).
     “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any governmental agency or authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Substance or to health and safety matters.

     “Environmental Liability” means, with respect to any Person, any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of such Person or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Substances, (c) exposure to any Hazardous Substances, (d) the release or threatened release of any Hazardous Substances into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
     “ERISA Affiliate” means, with respect to any Person, (i) any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as such Person; (ii) a partnership or other trade or business (whether or not incorporated) that is under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with such Person; and (iii) a member of the same affiliated service group (within the meaning of Section 414(m) of the Internal Revenue Code) as such Person, any corporation described in clause (i) above, or any partnership or trade or business described in clause (ii) above.
     “ERISA Event” means (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect thereto has been waived by the PBGC; (ii) the provision by the administrator of any Plan of notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 404l(e) of ERISA); (iii) the cessation of operations at a facility of the Borrower or any of its ERISA Affiliates in the circumstances described in Section 4062(e) of ERISA; (iv) the withdrawal by the Borrower or an ERISA Affiliate of the Borrower from a Multiple Employer Plan during a plan year for which it was a “substantial employer”, as defined in Section 4001(a)(2) of ERISA; (v) the failure by the Borrower or an ERISA Affiliate of the Borrower to make a required payment to a Plan; (vi) the adoption of an amendment to a Plan requiring the provision of security to such Plan, pursuant to Section 307 of ERISA; (vii) the institution by the PBGC of proceedings to terminate a Plan, pursuant to Section 4042 of ERISA, or the occurrence of any event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, a Plan; (viii) the complete or partial withdrawal of the Borrower or any ERISA Affiliate of the Borrower from any Multiemployer Plan or the insolvency of any Multiemployer Plan; (ix) the Borrower or any ERISA Affiliate of the Borrower shall request a minimum funding waiver from the Internal Revenue Service with respect to any Plan; or (x) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA.
     “Event of Default” has the meaning specified in Section 8.01.

     “Evergreen Letter of Credit” means any Letter of Credit that, by its terms, provides that it shall be automatically renewed or extended for a stated period of time at the end of its then-scheduled expiration date unless the Issuing Bank notifies the beneficiary thereof prior to such expiration date that the Issuing Bank elects not to renew or extend such Letter of Credit.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Existing Credit Agreement” means the Amended and Restated Credit Agreement, dated as of July 27, 2005, among the Borrower, the lenders named therein and from time to time party thereto, Union Bank of California, N.A., as administrative agent, JPMorgan, as syndication agent, and Wachovia Bank, National Association and Citibank, N.A., as co-documentation agents.
     “Extension of Credit” means (i) the deemed issuance of the Letters of Credit pursuant to Section 3.01 or (ii) the amendment of any Letter of Credit having the effect of extending the stated termination date thereof, increasing the LC Outstandings thereunder, or otherwise altering any of the material terms or conditions thereof.
     “Federal Funds Effective Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.
     “Fee Letter” has the meaning assigned to that term in Section 2.02(b).
     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “GAAP” has the meaning assigned to that term in Section 1.03.
     “Governmental Approval” means any authorization, consent, approval, license, franchise, lease, ruling, tariff, rate, permit, certificate, exemption of, or filing or registration with, any governmental authority or other legal or regulatory body, required in connection with the execution, delivery or performance of any Loan Document.
     “Granting Lender” has the meaning assigned to that term in Section 10.07(j).
     “Hazardous Substance” means any waste, substance, or material identified as hazardous, dangerous or toxic by any office, agency, department, commission, board,

bureau, or instrumentality of the United States or of the State or locality in which the same is located having or exercising jurisdiction over such waste, substance or material.
     “Hedging Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements designed to protect against fluctuations in currency exchange or interest rates.
     “Indemnified Person” has the meaning assigned to that term in Section 10.04(b).
     “Index Debt” means the long-term, senior unsecured Debt of the Borrower that is not guaranteed by any other Person or subject to any other credit enhancement.
     “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
     “Investment Company Act” means the Investment Company Act of 1940, as amended from time to time, and the rules and regulations promulgated thereunder.
     “LC Payment Notice” has the meaning assigned to that term in Section 3.02(b).
     “LC Outstandings” means, for any Letter of Credit on any date of determination, the maximum amount available to be drawn under such Letter of Credit at any time on or after such date (assuming the satisfaction of all conditions for drawing enumerated therein).
     “Lender Assignment” means an assignment and agreement entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit C.
     “Lenders” means JPMorgan, each Eligible Assignee that shall become a party hereto pursuant to Section 10.07 and, if and to the extent so provided in Section 3.02(c), the Issuing Bank.
     “Lending Office” means, with respect to any Lender, the office or Affiliate of such Lender specified as its “Lending Office” opposite its name on Schedule I or in the Lender Assignment pursuant to which it became a Lender, or such other office or Affiliate of such Lender as such Lender may from time to time specify in writing to the Borrower and the Administrative Agent.
     “Letter of Credit” means each of the letters of credit set forth on Schedule II deemed issued by the Issuing Bank on the Closing Date pursuant to Section 3.01, as such letter of credit may from time to time be amended, modified or extended in accordance with the terms of this Agreement.
     “Letter of Credit Expiration Date” means the date that occurs five Business Days prior to the one-year anniversary of the Termination Date.

     “Letter of Credit Fee Rate” means, for any day, the applicable percentage set forth below under the caption “Letter of Credit Fee Rate”, based upon the ratings by S&P and Moody’s applicable on such date to the Index Debt:

Letter of Credit Fee
Rate
Category 1

A- or higher by S&P or	0.40%
A3 or higher by Moody’s

Category 2

BBB+ or higher by S&P or	0.50%
Baal or higher by Moody’s

Category 3

BBB or higher by S&P or	0.60%
Baa2 or higher by Moody’s

Category 4

BBB- or higher by S&P or	0.70%
Baa3 or higher by Moody’s

Category 5

BB+ or lower by S&P or	1.00%
Bal or lower by Moody’s
     For purposes of the foregoing, (A) if Moody’s or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating in Category 5, (B) if more than one Category (other than Category 5) is applicable at any one time, the Letter of Credit Fee Rate shall be based on the applicable Category having the lowest number (i.e., Category 1 is lower than Category 2), and (C) in the event that, and at all times during which, Category 5 is applicable, the Letter of Credit Fee Rate shall be based on Category 5. The Letter of Credit Fee Rate shall be increased or decreased in accordance with this definition upon any change in the applicable ratings of the Index Debt, and such increased or decreased Letter of Credit Fee Rate shall be effective from the date of announcement of any such new ratings. The Borrower agrees to notify the Administrative Agent promptly after each change in any rating of the Index Debt. If the rating system of Moody’s or S&P shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the non-availability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Letter of Credit Fee Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.
     “Lien” means any lien (statutory or other), security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale or other title retention agreement).
     “Loan” means a loan by a Lender to the Borrower deemed made pursuant to Section 3.02(c) or (d), and refers to an ABR Loan.
     “Loan Documents” means this Agreement, any Promissory Notes, the Fee Letter and all other agreements, instruments and documents now or hereafter executed and/or delivered pursuant hereto or thereto.
     “Material Adverse Effect” means a material adverse effect on (a) the business, financial condition, operations or results of operations of the Borrower and its Subsidiaries, considered as a whole, or (b) the ability of the Borrower to perform its obligations under this Agreement or any other Loan Document to which it is or will be a party.
     “Material Plan” means, collectively, a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $20,000,000.
     “Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.
     “Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, that is subject to Title IV of ERISA and to which the Borrower or any ERISA Affiliate of the Borrower is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions, such plan being maintained pursuant to one or more collective bargaining agreements.
     “Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that is subject to Title IV of ERISA and that (i) is maintained for employees or former employees of the Borrower or an ERISA Affiliate of the Borrower and at least one Person other than the Borrower and its ERISA Affiliates, or (ii) was so maintained and in respect of which the Borrower or an ERISA Affiliate of the Borrower could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

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     “OECD” means the Organization for Economic Cooperation and Development.
     “Participant” has the meaning assigned to that term in Section 10.07(e).
     “PBGC” means the Pension Benefit Guaranty Corporation (or any successor entity) established under ERISA.
     “Percentage” means, for any Lender on any date of determination, the percentage obtained by dividing such Lender’s Commitment on such date by the total of the Commitments on such date, and multiplying the quotient so obtained by 100%. In the event that the Commitments have been terminated, each Lender’s Percentage shall be calculated on the basis of the Commitments in effect immediately prior to such termination.
     “Permitted Liens” means each of the following:
     (i) Liens for taxes, assessments or governmental charges or levies to the extent not delinquent or that are diligently being contested in good faith by appropriate proceedings and for which the Borrower has set aside adequate reserves in accordance with GAAP;
     (ii) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens, Liens or privileges of any employees for salary or wages earned, and other similar Liens arising in the ordinary course of business securing obligations that are not delinquent and are being diligently contested in good faith by appropriate proceedings;
     (iii) Liens in respect of judgments or awards with respect to which the Borrower shall (A) in good faith be prosecuting an appeal or other proceeding for review and with respect to which the Borrower shall have secured a stay of execution pending such appeal or other proceeding and for which the Borrower has set aside adequate reserves in accordance with GAAP, or (B) have the right to prosecute an appeal or other proceeding for review and for which the Borrower has set aside adequate reserves in accordance with GAAP;
     (iv) Liens securing amounts in dispute by the Borrower or any of its Subsidiaries, provided that such Liens are bonded in full or secured by other security arrangements satisfactory to the Required Lenders; and
     (v) other nonconsensual Liens not described in clauses (i) through (iv) above, provided that (A) such Liens do not secure Debt and (B) the obligations secured by such Liens shall not exceed, in the aggregate, $25,000,000 at any one time outstanding.
     “Person” means an individual, partnership, corporation (including a business trust), joint stock company, limited liability company, limited liability partnership, trust,

unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.
     “Plan” means, with respect to any Person, an employee benefit plan (other than a Multiemployer Plan) maintained for employees or former employees of such Person or any ERISA Affiliate of such Person and covered by Title IV of ERISA or Section 412 of the Internal Revenue Code, including a Single Employer Plan and a Multiple Employer Plan.
     “Prime Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York, New York (which rate is not necessarily the lowest rate charged to any customer). Each change in the Prime Rate shall be effective on the date such change is publicly announced as effective.
     “Promissory Note” means any promissory note of the Borrower payable to the order of a Lender (and, if requested, its registered assigns), issued pursuant to Section 3.05; and “Promissory Notes” means any or all of the foregoing.
     “Recipient” has the meaning assigned to that term in Section 10.08.
     “Register” has the meaning specified in Section 10.07(c).
     “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
     “Required Lenders” means, on any date of determination, Lenders that, collectively, on such date have Percentages in the aggregate of at least 66 2/3%. Any determination of those Lenders constituting the Required Lenders shall be made by the Administrative Agent and shall be conclusive and binding on all parties absent manifest error.
     “Rule 3a-5” means Rule 3a-5 (17 C.F.R. § 270.3a-5) promulgated by the Securities and Exchange Commission under the Investment Company Act.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.
     “Senior Financial Officer” means the President, any Vice President, the Controller or the Treasurer of the Borrower.
     “Significant Subsidiary” means Duquesne Light and any other Subsidiary of the Borrower that, on a consolidated basis with any of its Subsidiaries as of any date of determination, accounts for more than 10% of the consolidated assets of the Borrower and its Consolidated Subsidiaries.

     “Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, which is subject to Title IV of ERISA and which (i) is maintained for employees or former employees of the Borrower or an ERISA Affiliate of the Borrower and no Person other than the Borrower and its ERISA Affiliates, or (ii) was so maintained and in respect of which the Borrower or an ERISA Affiliate of the Borrower could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.
     “SPC” has the meaning assigned to that term in Section 10.07Q.
     “Subsidiary” means, with respect to any Person, any corporation or unincorporated entity of which more than 50% of the outstanding capital stock (or comparable interest) having ordinary voting power (irrespective of whether at the time capital stock (or comparable interest) of any other class or classes of such corporation or entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by said Person (whether directly or through one or more other Subsidiaries). In the case of an unincorporated entity, a Person shall be deemed to have more than 50% of interests having ordinary voting power only if such Person’s vote in respect of such interests comprises more than 50% of the total voting power of all such interests in the unincorporated entity.
     “Termination Date” means the earlier to occur of (i) April 28, 2009 and (ii) the date of termination or reduction in whole of the Commitments pursuant to Section 2.03 or 8.02.
     “Unfunded Vested Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all nonforfeitable accrued benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of the Borrower or any of its ERISA Affiliates to the PBGC or such Plan under Title IV of ERISA.
     “Unmatured Default means an event that, with the giving of notice or lapse of time or both, would constitute an Event of Default.
     SECTION 1.02. Computation of Time Periods; Construction, (a) Unless otherwise indicated, each reference in this Agreement to a specific time of day is a reference to New York City time. In the computation of periods of time under this Agreement, any period of a specified number of days or months shall be computed by including the first day or month occurring during such period and excluding the last such day or month. Unless the context requires otherwise, in the case of a period of time “from” a specified date “to” or “until” a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.
     (b) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes”, and

“including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.
     SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles as in effect from time to time, applied in a manner consistent with those applied in the preparation of the financial statements referred to in Section 6.01(f) (“GAAP”).
ARTICLE II
COMMITMENTS
     SECTION 2.01. The Commitments. (a) Each Lender severally agrees, on the terms and conditions hereinafter set forth, to participate in the deemed issuance of the Letters of Credit (and the LC Outstandings thereunder) and to make Loans to the Borrower during the period from the Closing Date until the Termination Date, in an aggregate outstanding amount not to exceed on any day such Lender’s Commitment.
     (b) In the event that any Letters of Credit are outstanding on or after the Termination Date, each Lender severally agrees, on the terms and conditions hereinafter set forth, to participate in all LC Outstandings during the period from the Termination Date until (and including) the Letter of Credit Expiration Date, in an aggregate outstanding amount not to exceed on any day such Lender’s Percentage of the principal amount outstanding hereunder on such day, it being understood that any cash collateral provided to the Administrative Agent by or on behalf of the Borrower pursuant to Section 3.01(c)(i) shall be applied by the Administrative Agent (to the extent that such cash collateral is then held by the Administrative Agent and available for such purpose) to reimburse any drawings under such Letters of Credit in the event that the Borrower fails to do so pursuant to Section 3.02(a).
     (c) In no event shall the Borrower be entitled to request any Extensions of Credit that would cause the principal amount outstanding hereunder to exceed the Commitments.
     SECTION 2.02. Fees.
     (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commission on the average daily aggregate amount of the LC Outstandings from the date hereof until the later to occur of (i) the Termination Date and (ii) if any Letters of Credit are outstanding on or after the Termination Date, the Letter of Credit Expiration Date, at a rate per annum equal to the Letter of Credit Fee Rate in effect from time to time, payable quarterly in arrears on the last day of each March, June, September and December, commencing on the first such date to occur following the date hereof, and on the later to occur of (A) the Termination Date and (B) if any Letters of Credit are outstanding on or after the Termination Date, the Letter of Credit Expiration Date.
     (b) In addition to the fees provided for in subsection (a) above, the Borrower shall pay to the Administrative Agent, for the account of the Issuing Bank, the letter of credit fronting fees as are provided for in that certain letter agreement, dated the Closing Date, among the Borrower, the Administrative Agent and the Issuing Bank (the “Fee Letter”), in the amounts and at the times specified therein.
     SECTION 2.03. Reduction of the Commitments. (a) The Commitments shall be automatically and permanently terminated on the Termination Date, subject to Section 2.01(b).
     (b) On each date on which (i) the amount available to be drawn under any Letter of Credit is permanently reduced or (ii) any Letter of Credit expires or is otherwise terminated or cancelled, the Commitments shall be automatically and permanently reduced ratably by an amount equal to (A) in the case of clause (i) above, the amount of such permanent reduction and (B) in the case of clause (ii) above, the sum of (1) the LC Outstandings of such Letter of Credit in effect immediately prior to such expiration, termination or cancellation (as the case may be) and (2) the outstanding principal amount of any Loans arising from any drawing under such Letter of Credit.
ARTICLE III
LETTERS OF CREDIT
     SECTION 3.01. Letters of Credit. (a) Each Letter of Credit shall be deemed to have been issued by the Issuing Bank hereunder on the Closing Date. The stated maturity of any Letter of Credit may be extended or the terms thereof may be modified or amended on not less than three Business Days’ prior written notice thereof to the Administrative Agent (which shall promptly distribute copies thereof to the Lenders) and the Issuing Bank; provided, however, that no such notice shall be required in connection with the automatic extension of an Evergreen Letter of Credit. Each such notice shall specify (i) the date (which shall be a Business Day, but in no event later than the date that occurs five Business Days prior to the Termination Date) of effectiveness of such extension, modification or amendment and, in the case of any extension of a Letter of Credit, the new stated expiry date of such Letter of Credit (which shall be no later than one year from the date of effectiveness of such extension, subject, in the case of any Evergreen Letter of Credit, to automatic annual renewal or extension) and (ii) such other information as shall demonstrate compliance of such Letter of Credit with the requirements specified therefor in this Agreement. Each such notice shall be irrevocable unless modified or rescinded by the Borrower not less than one Business Day prior to the proposed date of effectiveness specified therein. Not later than 12:00 noon on the proposed date of effectiveness specified in such notice, and upon fulfillment of the applicable conditions precedent and the other requirements set forth herein, the Issuing Bank shall extend, amend or modify such Letter of Credit and provide notice and a copy thereof to the Administrative Agent, which shall promptly furnish copies thereof to the Lenders.

     (b) Each Lender severally agrees with the Issuing Bank to participate in the Extension of Credit resulting from the deemed issuance (or extension, modification or amendment) of each Letter of Credit, in the manner and the amount provided in Section 3.02(b).
     (c) In the event that any Letters of Credit may or will be outstanding on or after the Termination Date, the Borrower shall either (i) pay to the Administrative Agent no later than the Business Day immediately preceding the Termination Date, in immediately available funds, an amount equal to the aggregate LC Outstandings of all Letters of Credit that may or will be outstanding on the Termination Date that have a stated expiry date on or after such date (including all Evergreen Letters of Credit that are or may be outstanding on the Termination Date), which amount shall be held by the Administrative Agent (for its benefit and the benefit of the Issuing Bank and the Lenders) as cash collateral, pursuant to a cash collateral agreement in form and substance satisfactory to the Administrative Agent, the Issuing Bank and the Lenders, to secure LC Outstandings and the Borrower’s reimbursement obligations with respect thereto, or (ii) on or before the Business Day immediately preceding the Termination Date, enter into a new credit facility that would (A) refinance and replace this Agreement in its entirety and (B) deem all Letters of Credit then outstanding to have been issued pursuant to, and be governed by, such new credit facility, provided that the lenders thereunder shall be Eligible Assignees or otherwise satisfactory to the Issuing Bank in its sole and absolute discretion and the terms and conditions of such new credit facility shall be satisfactory to the Issuing Bank in its sole and absolute discretion. The Issuing Bank shall, in the case of any Evergreen Letter of Credit that remains outstanding under this Agreement on or after the Termination Date, as soon as possible on or after such date, provide written notice to the beneficiary of such Evergreen Letter of Credit stating that the Issuing Bank elects not to renew or extend such Evergreen Letter of Credit beyond the then-scheduled expiry date thereof.
     SECTION 3.02. Reimbursement to Issuing Bank. (a) The Borrower hereby agrees to pay to the Administrative Agent for the account of the Issuing Bank, on demand made by the Issuing Bank to the Borrower and the Administrative Agent, on and after each date on which the Issuing Bank shall pay any amount under any Letter of Credit, a sum equal to the amount so paid plus interest on such amount from the date so paid by the Issuing Bank until repayment to the Issuing Bank in full at a fluctuating interest rate per annum equal at all times to the Alternate Base Rate.
     (b) If the Issuing Bank shall not have been reimbursed in full for any payment made by the Issuing Bank under any Letter of Credit on the date of such payment, the Issuing Bank shall give the Administrative Agent and each Lender prompt notice thereof (an “LC Payment Notice”) no later than 12:00 noon on the Business Day immediately succeeding the date of such payment by the Issuing Bank. Each Lender severally agrees to purchase a participation in the reimbursement obligation of the Borrower to the Issuing Bank under subsection (a) above, by paying to the Administrative Agent for the account of the Issuing Bank an amount equal to such Lender’s Percentage of such unreimbursed amount paid by the Issuing Bank, plus interest on such amount at a rate per annum equal to the Federal Funds Effective Rate from the date of such payment by the Issuing Bank to the date of payment to the Issuing Bank by such Lender. Each such payment by a Lender shall be made not later than 3:00 P.M. on the later to occur of (i) the Business Day immediately following the date of such payment by the Issuing Bank and (ii) the Business Day on which such Lender shall have received an LC Payment Notice from the Issuing

Bank. Each Lender’s obligation to make each such payment to the Administrative Agent for the account of the Issuing Bank shall be several and shall not be affected by (A) the occurrence or continuance of any Unmatured Default or Event of Default, (B) the failure of any other Lender to make any payment under this Section 3.02, or (C) subject to subsection (e) below, the date of the drawing under the applicable Letter of Credit. Each Lender further agrees that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
     (c) The failure of any Lender to make any payment to the Administrative Agent for the account of the Issuing Bank in accordance with subsection (b) above, shall not relieve any other Lender of its obligation to make payment, but no Lender shall be responsible for the failure of any other Lender. If any Lender (a “non-performing Lender”) shall fail to make any payment to the Administrative Agent for the account of the Issuing Bank in accordance with subsection (b) above within five Business Days after the LC Payment Notice relating thereto, then, for so long as such failure shall continue, the Issuing Bank shall be deemed, for purposes of Section 4.04 and Article VIII hereof, to be a Lender hereunder owed a Loan in an amount equal to the outstanding principal amount due and payable by such Lender to the Administrative Agent for the account of the Issuing Bank pursuant to subsection (b) above.
     (d) Each participation purchased by a Lender under subsection (b) above shall constitute an ABR Loan deemed made by such Lender to the Borrower on the date of such payment by the Issuing Bank under the applicable Letter of Credit.
     (e) Notwithstanding subsections (b), (c) and (d) above or any other provision contained in this Agreement or any other Loan Document to the contrary, in no event shall the Lenders have any obligation to purchase a participation in the reimbursement obligation of the Borrower to the Issuing Bank, or otherwise to pay any amount to (or for the account of) the Issuing Bank or any other Person, in respect of a drawing under an Evergreen Letter of Credit that occurs after the Letter of Credit Expiration Date. In furtherance of the foregoing, any Evergreen Letter of Credit that remains outstanding after the Letter of Credit Expiration Date shall, for purposes of this Agreement and the other Loan Documents, be deemed to have expired on the Letter of Credit Expiration Date.
     (f) If any Lender shall become a non-performing Lender under Section 3.02(c), and if and so long as such Lender shall not have corrected such non-performance in accordance with said Section 3.02(c), the Borrower or the Administrative Agent may demand that such Lender assign in accordance with Section 10.07, to one or more Eligible Assignees designated by the Borrower or the Administrative Agent, all (but not less than all) of such Lender’s Commitment, Loans, participation and other rights and obligations hereunder; provided that any such demand by the Borrower during the continuance of an Event of Default or an Unmatured Default shall be ineffective without the consent of the Required Lenders. If, within 30 days following any such demand by the Administrative Agent or the Borrower, any such Eligible Assignee so designated shall fail to consummate such assignment on terms reasonably satisfactory to such Lender, or the Borrower and the Administrative Agent shall have failed to designate any such Eligible Assignee, then such demand by the Borrower or the Administrative Agent shall become ineffective, it being understood for purposes of this provision that such assignment shall be conclusively deemed to be on terms reasonably satisfactory to such Lender, and such Lender shall be compelled to consummate such assignment forthwith, if such Eligible Assignee (i) shall agree to such assignment in substantially the form of the Lender Assignment attached hereto as Exhibit C and (ii) shall tender payment to such Lender in an amount equal to the full outstanding dollar amount accrued in favor of such Lender hereunder (as computed in accordance with the records of the Administrative Agent), including, without limitation, all accrued interest and fees.
     SECTION 3.03. Obligations Absolute. Subject to Section 3.02(e), the payment obligations of each Lender under Section 3.02(b) and of the Borrower under this Agreement in respect of any payment under any Letter of Credit and any Loan deemed made under Section 3.02(c) or (d) shall be unconditional and irrevocable (subject only to the Borrower’s right to bring suit against the Issuing Bank pursuant to Section 3.04 following the reimbursement of the Issuing Bank for any such payment), and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following circumstances:
     (i) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto or to such Letter of Credit;
     (ii) any amendment or waiver of, or any consent to departure from, all or any of the Loan Documents;
     (iii) the existence of any claim, set-off, defense or other right which the Borrower may have at any time against any beneficiary, or any transferee, of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Bank, or any other Person, whether in connection with this Agreement, the transactions contemplated herein or by such Letter of Credit, or any unrelated transaction;
     (iv) any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
     (v) payment in good faith by the Issuing Bank under any Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; or
     (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.
     SECTION 3.04. Liability of Issuing Bank and the Lenders. The Borrower assumes all risks of the acts and omissions of any beneficiary or transferee of any Letter of Credit, and neither the Issuing Bank, the Lenders nor any of their respective officers, directors, employees, agents or Affiliates shall be liable or responsible for (a) the use that may be made of such Letter of Credit or any acts or omissions of any beneficiary or transferee thereof in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the Issuing Bank against presentation of documents that do not comply with the terms of such Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under such Letter of Credit, except that the

Borrower shall have the right to bring suit against the Issuing Bank, and the Issuing Bank shall be liable to the Borrower and any Lender, to the extent of any direct, as opposed to consequential, damages suffered by the Borrower or such Lender which the Borrower or such Lender proves were caused by the Issuing Bank’s willful misconduct or gross negligence, including the Issuing Bank’s willful failure to make timely payment under such Letter of Credit following the presentation to it by the beneficiary thereof of a draft and accompanying certificate(s) which strictly comply with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank may accept sight drafts and accompanying certificates presented under any Letter of Credit that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary. Notwithstanding the foregoing, no Lender shall be obligated to indemnify the Borrower for damages caused by the Issuing Bank’s willful misconduct or gross negligence, and the obligation of the Borrower to reimburse the Lenders hereunder shall be absolute and unconditional, notwithstanding the gross negligence or willful misconduct of the Issuing Bank.
     SECTION 3.05. Promissory Notes. Any Lender may request that the Borrower’s obligation to repay Loans to such Lender hereunder be evidenced by a Promissory Note. In such event, the Borrower shall prepare, execute and deliver to such Lender a Promissory Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Borrower’s obligation to repay Loans evidenced by such Promissory Note and interest thereon shall at all times (including after assignment pursuant to Section 10.07) be represented by one or more Promissory Notes in such form payable to the order of the payee named therein (or, if such Promissory Note is a registered note, to such payee and its registered assigns).
     SECTION 3.06. Repayment of Loans; Interest. (a) Principal. The Borrower shall repay the outstanding principal amount of each Loan deemed made pursuant to Section 3.02(c) or (d) on the earlier to occur of (i) the date that occurs thirty (30) days after the date on which such Loan is deemed made and (ii) the Termination Date.
     (b) Interest. The Borrower shall pay interest on the unpaid principal amount of each Loan owing to each Lender from the date of such Loan until such principal amount shall be paid in full, at the Alternate Base Rate in effect from time to time (except as otherwise provided in this subsection (b)), payable on the date that such Loan shall become due and payable pursuant to subsection (a) above or shall otherwise be paid in full; provided that any amount of principal that is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to the Default Rate. The Administrative Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of this Section 3.06.
     SECTION 3.07. Computations of Outstandings. Whenever reference is made in this Agreement to the principal amount outstanding on any date under this Agreement, such reference shall refer to the sum of (i) the aggregate principal amount of all Loans outstanding on such date plus (ii) the aggregate LC Outstandings of all Letters of Credit outstanding on such date, in each case after giving effect to all Extensions of Credit to be made on such date. At no time shall the principal amount outstanding under this Agreement exceed the aggregate amount of the Commitments.
ARTICLE IV
PAYMENTS, COMPUTATIONS AND
YIELD PROTECTION
     SECTION 4.01. Payments and Computations. (a) The Borrower shall make each payment hereunder and under the other Loan Documents, without setoff, deduction, or counterclaim of any kind, not later than 1:00 P.M. on the day when due in Dollars to the Administrative Agent at its address referred to in Section 10.02 in same day funds, except payments to be made directly to the Issuing Bank as expressly provided herein; any payment received after 1:00 P.M. shall be deemed to have been received at the start of business on the next succeeding Business Day. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest, fees or other amounts payable to the Lenders, to the respective Lenders to which the same are payable, for the account of their respective Lending Offices, in each case to be applied in accordance with the terms of this Agreement. If and to the extent that any distribution of any payment from the Borrower required to be made to any Lender pursuant to the preceding sentence shall not be made in full by the Administrative Agent on the date such payment was received by the Administrative Agent, the Administrative Agent shall pay to such Lender, upon demand, interest on the unpaid amount of such distribution, at a rate per annum equal to the Federal Funds Effective Rate, from the date of such payment by the Borrower to the Administrative Agent to the date of payment in full by the Administrative Agent to such Lender of such unpaid amount. Upon the Administrative Agent’s acceptance of a Lender Assignment and recording of the information contained therein in the Register pursuant to Section 10.07, from and after the effective date specified in such Lender Assignment, the Administrative Agent shall make all payments hereunder and under any Promissory Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Lender Assignment shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.
     (b) The Borrower hereby authorizes the Administrative Agent, each Lender and the Issuing Bank, if and to the extent payment owed to the Administrative Agent, such Lender or the Issuing Bank, as the case may be, is not made when due hereunder (or, in the case of a Lender, under any Promissory Note held by such Lender), to charge from time to time against any or all of the Borrower’s accounts with the Administrative Agent, such Lender or the Issuing Bank, as the case may be, any amount so due.
     (c) All computations of interest based on the Alternate Base Rate (when the Alternate Base Rate is based on the Prime Rate) shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be. All other computations of interest and fees hereunder (including computations of interest based on the Federal Funds Effective Rate) shall be made by the Administrative Agent on the basis of a year of 360 days. In each such case, such computation shall be made for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each such determination by the Administrative Agent or a Lender shall be conclusive and binding for all purposes, absent manifest error.

     (d) Whenever any payment hereunder or under any other Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest and fees hereunder.
     (e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date, and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender, together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Effective Rate.
     (f) Any amount payable by the Borrower hereunder or under any of the Promissory Notes that is not paid when due (whether at stated maturity, by acceleration or otherwise) shall (to the fullest extent permitted by law) bear interest, from the date when due until paid in full, at a rate per annum equal at all times to the Default Rate, payable on demand.
     (g) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto.
     SECTION 4.02. Prepayments. The Borrower shall have no right to prepay any principal amount of any Loans other than as provided in subsections (a) and (b) below.
     (a) The Borrower may, upon at least one Business Day’s notice to the Administrative Agent stating the proposed date and the aggregate principal amount of the prepayment, and if such notice is given, the Borrower shall, prepay the outstanding principal amounts of the Loans, in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that each partial prepayment shall be in an aggregate principal amount of not less than $500,000 or an integral multiple of $500,000 in excess thereof.
     (b) On the date of any termination or reduction of the Commitments pursuant to Section 2.03, the Borrower shall pay or prepay so much of the principal amount outstanding hereunder as shall be necessary in order that the aggregate principal amount outstanding hereunder (after giving effect to all Extensions of Credit to be made on such date) will not exceed the Commitments following such termination or reduction, together with accrued interest to the date of such prepayment on the principal amount prepaid.

     SECTION 4.03. Yield Protection. (a) Increased Costs. If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation after the date hereof, or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) issued or made after the date hereof, there shall be reasonably incurred any increase in (A) the cost to any Lender of participating in the issuance, maintenance or funding of any Letter of Credit or (B) the cost to the Issuing Bank of issuing or maintaining any Letter of Credit, then the Borrower shall from time to time, promptly after demand by such Lender or the Issuing Bank, as the case may be (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender or the Issuing Bank, as the case may be, additional amounts sufficient to compensate such Lender or the Issuing Bank, as the case may be, for such increased cost. A certificate as to the amount of such increased cost and giving a reasonable explanation and calculation thereof shall be submitted to the Borrower and the Administrative Agent by such Lender or the Issuing Bank, as the case may be, shall constitute such demand and shall be conclusive and binding for all purposes, absent manifest error.
     (b) Capital. If any Lender or the Issuing Bank determines that (i) compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or the Issuing Bank, whether directly, or indirectly as a result of commitments of any corporation controlling such Lender or the Issuing Bank (but without duplication), and (ii) the amount of such capital is increased by or based upon (A) the existence of such Lender’s or the Issuing Bank’s commitment to lend or issue or participate in any Letter of Credit hereunder, or (B) the participation in or issuance or maintenance of any Letter of Credit or Loan and (C) other similar such commitments, then, promptly after demand by such Lender or the Issuing Bank, the Borrower shall pay to the Administrative Agent for the account of such Lender or the Issuing Bank from time to time as specified by such Lender or the Issuing Bank additional amounts sufficient to compensate such Lender or the Issuing Bank in the light of such circumstances, to the extent that such Lender or the Issuing Bank reasonably determines such increase in capital to be allocable to the transactions contemplated hereby. A certificate as to such amounts and giving a reasonable explanation and calculation thereof (to the extent permitted by law) shall be submitted to the Borrower and the Administrative Agent by such Lender or the Issuing Bank and shall be conclusive and binding for all purposes, absent manifest error.
     (c) Notices, Etc. Each Lender hereby agrees to use its best efforts to notify the Borrower of the occurrence of any event referred to in subsection (a) or (b) of this Section 4.03 promptly after becoming aware of the occurrence thereof. The Borrower shall pay the Administrative Agent, for the account of such Lender, the amount shown as due on any certificate delivered pursuant to this Section 4.03 within ten Business Days after its receipt of the same. The failure of any Lender to provide such notice or to make demand for payment under said subsection shall not constitute a waiver of such Lender’s rights hereunder; provided that, notwithstanding any provision to the contrary contained in this Section 4.03, the Borrower shall not be required to reimburse any Lender for any amounts or costs incurred under subsection (a) or (b) above, more than 90 days prior to the date that such Lender notifies the Borrower in writing thereof, in each case unless, and to the extent that, any such amounts or costs so incurred shall relate to the retroactive application of any event notified to the Borrower which entitles such Lender to such compensation. Each Lender claiming any compensation under this Section 4.03 shall use reasonable efforts to designate a different Lending Office if such designation would eliminate the further incurrence of such increased costs or capital and would not result in the incurrence by such Lender of additional costs or expenses which it deems material or, in the sole judgment of such Lender, be inadvisable for regulatory, competitive or internal management reasons. If any Lender shall subsequently determine that any amount demanded and collected under this Section 4.03 was done so in error, such Lender will promptly return such amount to the Borrower.
     (d) Survival of Obligations. Subject to subsection (c) above, the Borrower’s obligations under this Section 4.03 shall survive the repayment of all other amounts owing to the Lenders, the Administrative Agent and the Issuing Bank under the Loan Documents and the termination of the Commitments.
     SECTION 4.04. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Loans owing to it (other than pursuant to Section 4.03 or 10.07) in excess of its ratable share of payments obtained by all the Lenders on account of the Loans of such Lenders, such Lender shall forthwith purchase from the other Lenders such participation in the Loans owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 4.04 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. Notwithstanding the foregoing, if any Lender shall obtain any such excess payment involuntarily, such Lender may, in lieu of purchasing participations from the other Lenders in accordance with this Section 4.04, on the date of receipt of such excess payment, return such excess payment to the Administrative Agent for distribution in accordance with Section 4.01(a).
     SECTION 4.05. Taxes. (a) All payments by the Borrower hereunder and under the other Loan Documents shall be made in accordance with Section 4.01, free and clear of and without deduction for all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender, the Issuing Bank and the Administrative Agent, taxes imposed on its overall net or gross income, receipts, capital, net worth, privilege of transacting business or corporate franchise taxes imposed on it by the jurisdiction under the laws of which such Lender, the Issuing Bank or the Administrative Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its overall net or gross income, receipts, capital, net worth, privilege of transacting business or corporate franchise taxes imposed on it by the jurisdiction of such Lender’s Lending Office or any political subdivision thereof (all such non-

excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Lender, the Issuing Bank or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.05) such Lender, the Issuing Bank or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.
     (b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other similar taxes or charges that arise from any payment made hereunder or under any other Loan Document or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as “Other Taxes”).
     (c) The Borrower will indemnify each Lender, the Issuing Bank and the Administrative Agent for the full amount of Taxes and Other Taxes (including any Taxes and any Other Taxes imposed by any jurisdiction on amounts payable under this Section 4.05) paid by such Lender, the Issuing Bank or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender, the Issuing Bank or the Administrative Agent (as the case may be) makes written demand therefor. Nothing herein shall preclude the right of the Borrower to contest any such Taxes or Other Taxes so paid, and each Lender, the Issuing Bank and the Administrative Agent (as the case may be) will, following notice from, and at the expense of, the Borrower, reasonably cooperate with the Borrower to preserve the Borrower’s rights to contest such Taxes or Other Taxes.
     (d) Within 30 days after the date of any payment of Taxes, the Borrower will furnish o t the Administrative Agent, at its address referred to in Section 10.02, the original or a certified copy of a receipt evidencing payment thereof.
     (e) The Bank represents and warrants that either (i) it is organized under the laws of a jurisdiction within the United States or (ii) it has delivered to the Borrower or the Administrative Agent duly completed copies of such form or forms prescribed by the United States Internal Revenue Service indicating that the Bank is entitled to receive payments without deduction or withholding of any United States federal income taxes, as permitted by the Internal Revenue Code or any tax treaty to which the United States is a party. Each other Lender agrees that, on or prior to the date upon which it shall become a party hereto, and upon the reasonable request from time to time of the Borrower or the Administrative Agent, such Lender will deliver to the Borrower and the Administrative Agent (to the extent that it is not prohibited by law from doing so) either (A) a statement that it is organized under the laws of a jurisdiction within the United States or (B) duly completed copies of such form or forms as may from time to time be prescribed by the United States Internal Revenue Service, indicating that such Lender is entitled to receive payments without deduction or withholding of any United States federal income taxes, as permitted by the Internal Revenue Code. Each Lender that delivers to the Borrower and the Administrative Agent the form or forms referred to in the two preceding sentences further undertakes to deliver to the Borrower and the Administrative Agent, to the extent that it is not prohibited by law from doing so, further copies of such form or forms, or successor applicable form or forms, as the case may be, as and when any previous form filed by it hereunder shall expire or shall become incomplete or inaccurate in any respect. Each Lender represents and warrants that each such form supplied by it to the Administrative Agent and the Borrower pursuant to this subsection (e), and not superseded by another form supplied by it, is or will be, as the case may be, complete and accurate, and such Lender acknowledges and agrees that nothing contained herein shall in any way limit, waive, or otherwise reduce any claim that the Administrative Agent or the Borrower may have against such Lender in the event that any such form shall not be complete and accurate.
     (f) Any Lender claiming any additional amounts payable pursuant to this Section 4.05 shall use its best efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.
     (g) Any Lender claiming any additional amounts payable pursuant to this Section 4.05 (“Additional Amounts”) who receives a tax credit, rebate, allowance, remission, deduction, or similar tax benefit as a result of the Borrower’s payment of such Additional Amounts shall, to the extent it can do so without prejudice to the retention of the amount so realized (after taking into account any net additional taxes paid in connection with the realization thereof), notify the Borrower and pay to the Borrower (to the extent that the same shall not already have been taken into account in computing any amount previously paid by the Borrower or the amount of any reimbursement previously received by such Lender) promptly after the realization thereof an amount that is equal to the net amount thereof (or, in the event of a deduction from taxable income, the net tax benefit generated thereby, if less than such deduction) plus any additional tax savings resulting from the payment of such amount to the Borrower pursuant to this sentence, provided that the aggregate of all such payments shall not exceed the aggregate of all Additional Amounts paid by the Borrower with respect to such Lender.
     (h) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 4.05 shall survive the repayment of all other amounts owing to the Lenders, the Administrative Agent and the Issuing Bank under the Loan Documents and the termination of the Commitments. If and to the extent that the obligations of the Borrower under this Section 4.05 are unenforceable for any reason, the Borrower agrees to make the maximum contribution to the payment and satisfaction thereof which is permissible under applicable law.

ARTICLE V
CONDITIONS PRECEDENT
     SECTION 5.01. Conditions Precedent to Effectiveness of this Agreement. This Agreement shall become effective on the first date on which all of the following conditions shall be satisfied or waived:
     (a) The Administrative Agent shall have received, on or before the Closing Date, the following, each dated such day, in form and substance satisfactory to each Lender (except where otherwise specified below) and (except for any Promissory Notes) in sufficient copies for each Lender:
     (i) This Agreement, duly executed by the Borrower, the Bank and the Administrative Agent.
     (ii) An amendment to the Existing Credit Agreement, duly executed by the Borrower, JPMorgan, in its capacity as an “Issuing Bank” thereunder, and the Required Lenders (as defined in the Existing Credit Agreement), which shall provide that the Letters of Credit shall no longer be deemed to be constitute “Letters of Credit” under the Existing Credit Agreement.
     (iii) The Fee Letter, duly executed by the Borrower, in form and substance satisfactory to the Administrative Agent.
     (iv) Certified copies of the resolutions of the Board of Directors of the Borrower authorizing the Borrower to enter into each of the Loan Documents to which it is, or is to be, a party, and of all documents evidencing other necessary corporate action and Governmental Approvals, if any, with respect to such Loan Documents.
     (v) A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names, true signatures and incumbency of the officers of the Borrower authorized to sign the Loan Documents to which it is, or is to be, a party, and the other documents to be delivered hereunder and thereunder.
     (vi) Copies of the Certificate of Incorporation (or comparable charter document) and by-laws of the Borrower, together with all amendments thereto, certified by the Secretary or an Assistant Secretary of the Borrower.
     (vii) The Promissory Notes (if requested by any Lender pursuant to Section 3.05), duly executed by the Borrower.
     (viii) Favorable opinions of:
          (A) Martin L. Ryan, Esq., Director, Legal and Assistant General Counsel of the Borrower, in substantially the form of Exhibit A; and

          (B) Hughes Hubbard & Reed LLP, counsel to the Administrative Agent, in substantially the form of Exhibit B.
     (ix) A certificate of subsistence recently issued by the Pennsylvania Secretary of the Commonwealth with respect to the Borrower (or other evidence satisfactory to the Administrative Agent that the Borrower is a subsisting corporation in the Commonwealth of Pennsylvania).
     (x) Such other approvals, opinions and documents as any Lender, through the Administrative Agent, may reasonably request.
     (b) The following statements shall be true and the Administrative Agent shall have received a certificate of a Senior Financial Officer of the Borrower, dated the Closing Date and in sufficient copies for each Lender, stating that:
     (i) the representations and warranties set forth in Section 6.01 of this Agreement are true and correct on and as of the Closing Date as though made on and as of such date, and
     (ii) no event has occurred and is continuing that constitutes an Unmatured Default or an Event of Default.
     (c) The Borrower shall have paid all fees under or referenced in Section 2.02 and all expenses referenced in Section 10.04(a), in each case to the extent then due and payable.
     (d) Any Governmental Approvals shall have been obtained and be in full force and effect. Any third party approvals necessary in connection with the Loan Documents and the transactions contemplated thereby shall have been obtained and be in full force and effect. All such Governmental Approvals and third party approvals, if any, shall be in form and substance satisfactory to the Administrative Agent and the Lenders.
     SECTION 5.02. Conditions Precedent to Each Extension of Credit. The obligation of the Issuing Bank to make an Extension of Credit (including the initial Extension of Credit) shall be subject to the further conditions precedent that, on the date of such Extension of Credit and after giving effect thereto:
     (a) The following statements shall be true (and each of the giving of the applicable notice or request with respect thereto and the making of such Extension of Credit shall constitute a representation and warranty by the Borrower that, on the date of such Extension of Credit, such statements are true):
     (i) the representations and warranties contained in Section 6.01 (other than the representation and warranty contained in Section 6.01(f)(ii)) of this Agreement are true and correct on and as of the date of such Extension of Credit, before and after giving effect to such Extension of Credit, as though made on and as of such date; and

     (ii) no Unmatured Default or Event of Default has occurred and is continuing, or would result from such Extension of Credit.
     (b) The Administrative Agent shall have received such other approvals, opinions and documents as any Lender or the Issuing Bank, through the Administrative Agent, may reasonably and in good faith request, and such approvals, opinions and documents shall be in form and substance satisfactory to the Administrative Agent.
     SECTION 5.03. Determinations Under Section 5.01. For purposes of determining compliance with the conditions specified in Section 5.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received written notice from such Lender prior to the Closing Date specifying its objection thereto.
     SECTION 5.04. Reliance on Certificates. The Lenders, the Issuing Bank and the Administrative Agent shall be entitled to rely conclusively upon the certificates delivered from time to time by officers of the Borrower as to the names, incumbency, authority and signatures of the respective individuals named therein until such time as the Administrative Agent may receive a replacement certificate, in form acceptable to the Administrative Agent, from an officer of such Person identified to the Administrative Agent as having authority to deliver such certificate, setting forth the names and true signatures of the officers and other representatives of such Person thereafter authorized to act on behalf of such Person.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES
     SECTION 6.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:
     (a) The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and is duly qualified to do business in all other jurisdictions where the nature of its business or the nature of property owned or used by it makes such qualification necessary (except where the failure to so qualify would not reasonably be expected to have a material adverse effect on the business, financial condition, operations or results of operations of the Borrower and its Subsidiaries, taken as a whole).
     (b) The execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents to which it is or will be a party are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not and will not contravene (i) the Borrower’s certificate of incorporation or by-laws, (ii) law, or (iii) any legal or contractual restriction binding on or affecting the Borrower; and such execution, delivery and performance do not and will not result in or require the creation of any Lien (other than pursuant to the Loan Documents) upon or with respect to any of its properties.
     (c) No Governmental Approval is required.

     (d) This Agreement is, and each other Loan Document to which the Borrower will be a party when executed and delivered hereunder will be, the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     (e) None of the written financial or other information relating to the Borrower or any of its Subsidiaries and provided by the Borrower to the Administrative Agent and/or the Lenders contains any material misstatement of fact or omits to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances under which they were made.
     (f) (i) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at December 31, 2005, and the related statements of consolidated income, consolidated cash flows and consolidated retained earnings of the Borrower and its Consolidated Subsidiaries for the fiscal year then ended, together with the report thereon of Deloitte & Touche LLP, all as set forth in the Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, copies of each of which have been furnished to each Lender, fairly present the consolidated financial condition of the Borrower and its Consolidated Subsidiaries as at such date and the results of operations of the Borrower and its Consolidated Subsidiaries for the fiscal year ended on such date, all in accordance with GAAP; and (ii) except as disclosed in the Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, since December 31, 2005, there has been no material adverse change in the business, financial condition, operations, or results of operations of the Borrower and its Subsidiaries, taken as a whole, or in the Borrower’s ability to perform its obligations under this Agreement or any other Loan Document to which it is or will be a party.
     (g) Except as disclosed in Schedule III attached hereto or in the Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, there is no pending or, to the Borrower’s knowledge, threatened action, suit, investigation, litigation or proceeding against or, to the Borrower’s knowledge, affecting the Borrower or any of its Subsidiaries or any of their respective properties before any court, governmental agency or arbitrator, that would reasonably be expected to materially adversely affect (i) the business, financial condition, operations or results of operations of the Borrower and its Subsidiaries, taken as a whole, or (ii) the legality, validity, or enforceability of, or the ability of the Borrower to perform its obligations under, this Agreement or any other Loan Document to which the Borrower is or is to be a party.
     (h) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan of the Borrower or any of its ERISA Affiliates which would result in a material liability to the Borrower or any of its ERISA Affiliates. Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan of the Borrower or any of its ERISA Affiliates, copies of which have been filed with the Internal Revenue Service, is complete and accurate and fairly presents the funding status of such Plan in all material respects. Since the date of such Schedule B there has been no material adverse change in such funding status and no “prohibited transaction” has occurred with respect thereto which is reasonably expected to result in a material liability to the Borrower or any of its ERISA Affiliates. Neither the Borrower nor

any of its ERISA Affiliates has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA. Except as set forth in the financial statements referred to in Section 6.01(f), the Borrower and its Subsidiaries have no material liability with respect to “expected post retirement benefit obligations” within the meaning of Statement of Financial Accounting Standards No. 106. Each Plan and any related trust intended to qualify under Internal Revenue Code Section 401 or 501 are so qualified (except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect). There are no pending or threatened claims, actions or proceedings (other than claims for benefits in the normal course) relating to any Plan other than those that in the aggregate, if adversely determined, would not reasonably be expected to have a Material Adverse Effect.
     (i) The Borrower has filed all tax returns (Federal, state and local) required to be filed and paid all taxes shown thereon to be due, including interest and penalties, or, to the extent the Borrower is contesting in good faith an assertion of liability based on such returns, has provided adequate reserves for payment thereof in accordance with GAAP.
     (j) Duquesne Light is a wholly-owned Subsidiary of the Borrower.
     (k) The operations and properties of the Borrower comply in all respects with all applicable laws (including ERISA and Environmental Laws), rules, regulations and orders of any governmental authority, the noncompliance with which would reasonably be expected to have a Material Adverse Effect, except to the extent that the Borrower is contesting the same in good faith and by appropriate proceedings.
     (l) The Borrower is, and upon the consummation of the transactions contemplated under this Agreement will be, solvent, and has, and upon the consummation of such transactions will have, assets having a fair value in excess of the amount required to pay its probable liabilities on its existing Debt as they become absolute and matured, and does not have, and will not have, upon the consummation of such transactions, an unreasonably small capital for the conduct of its business as it is now being conducted.
     (m) Following each Extension of Credit, not more than 25 percent of the value of the assets of the Borrower and its Subsidiaries on a consolidated basis will be margin stock (within the meaning of Regulation U issued by the Board).
     (n) The Borrower is not engaged in the business of extending credit for the purpose of buying or carrying margin stock (within the meaning of Regulation U issued by the Board), and no proceeds of any Loan or any drawing under any Letter of Credit will be used to buy or carry any margin stock or to extend credit to others for the purpose of buying or carrying any margin stock.
     (o) Neither the Borrower nor any of its Subsidiaries is, or after the making of any Extension of Credit, or the consummation of any of the other transactions contemplated hereby, will be, an “investment company” or a company “controlled” by an “investment company”(within the meaning of the Investment Company Act).

     (p) No Letter of Credit or any drawing under a Letter of Credit will be used to acquire any equity security of a class that is registered pursuant to Section 12 of the Exchange Act, other than strictly for investment purposes.
ARTICLE VII
COVENANTS OF THE BORROWER
     SECTION 7.01. Affirmative Covenants. So long as any Loan or any other amount payable hereunder or under any Promissory Note shall remain unpaid, any Letter of Credit shall remain outstanding or any Lender shall have any Commitment, the Borrower will, unless the Required Lenders shall otherwise consent in writing:
     (a) Payment of Taxes, Etc. Pay and discharge, before the same shall become delinquent, all taxes, assessments and governmental charges imposed upon it or upon its properties, except to the extent the Borrower is contesting the same in good faith and by appropriate proceedings and has set aside adequate reserves for the payment thereof in accordance with GAAP.
     (b) Maintenance of Insurance. Maintain, or cause to be maintained, with responsible and reputable insurance companies and associations or through its own program of self-insurance, insurance covering the Borrower and its properties to such extent, and against such hazards and liabilities, as is customarily maintained by similar companies similarly situated.
     (c) Preservation of Existence, Etc. Subject to Section 7.02(a), preserve and maintain its corporate existence, material rights (statutory and otherwise) and franchises, and take such other action as may be necessary or advisable to preserve and maintain its right to conduct its business in the states where it shall be conducting its business; provided, however, that the Borrower shall not be required to preserve and maintain any such right or franchise, or its right to conduct business in any such state, unless the failure to do so would reasonably be expected to have a Material Adverse Effect.
     (d) Compliance with Laws, Etc. Comply in all respects with the requirements of all applicable laws (including ERISA and Environmental Laws), rules, regulations and orders of any governmental authority, except to the extent that (i) the Borrower is contesting the same in good faith by appropriate proceedings or (ii) any such non-compliance would not reasonably be expected to have a Material Adverse Effect.
     (e) Inspection Rights. At any reasonable time and from time to time upon reasonable notice, permit or arrange for the Administrative Agent, the Issuing Bank, each of the Lenders, and their respective agents and representatives to examine and make copies of and abstracts from the records and books of account of, and the properties of, the Borrower and each of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with the Borrower and its Subsidiaries and their respective officers, directors and accountants.
     (f) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper records and books of account, in which full and correct entries shall be made of all financial transactions of the Borrower and its Subsidiaries and the assets and business of the Borrower and its Subsidiaries, which records and books of account, in the case of the Borrower, shall be in accordance with GAAP.
     (g) Maintenance of Properties, Etc. Maintain good and marketable title to all of its properties which are used or useful in the conduct of its business, and preserve, maintain, develop, and operate in substantial conformity with all laws and material contractual obligations, all of its properties which are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided, however, that nothing herein shall prevent the Borrower from discontinuing, or causing the discontinuance of, the operation and maintenance of any of its properties if such discontinuance is, in the reasonable judgment of the Borrower, desirable in the conduct of its business and such discontinuance would not reasonably be expected to have a Material Adverse Effect.
     (h) Further Assurances. Use all reasonable efforts to duly obtain Governmental Approvals required from time to time on or prior to such date as the same may become legally required, and thereafter to maintain all such Governmental Approvals in full force and effect, except to the extent that any such failure to obtain or maintain such Governmental Approvals would not reasonably be expected to have a Material Adverse Effect.
     (i) Reporting Requirements. Furnish to the Administrative Agent, in sufficient number of copies for each Lender, the following:
     (i) as soon as possible and in any event within five Business Days after the occurrence of each Unmatured Default or Event of Default continuing on the date of such statement, a statement of a Senior Financial Officer of the Borrower setting forth details of such Unmatured Default or Event of Default and the action that the Borrower proposes to take with respect thereto;
     (ii) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such quarter and statements of consolidated income, consolidated retained earnings and consolidated cash flows of the Borrower and its Consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, all in reasonable detail and duly certified by a Senior Financial Officer of the Borrower as having been prepared in accordance with GAAP, together with (A) a schedule in form satisfactory to the Administrative Agent of the computations used by the Borrower in determining compliance with the covenants contained in Sections 7.01(j) and 7.01(k) and (B) a certificate of said officer stating that no Unmatured Default or Event of Default has occurred and is continuing or, if an Unmatured Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower proposes to take with respect thereto;
     (iii) as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, a copy of the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such fiscal year and statements of consolidated income, consolidated retained earnings and consolidated cash flows of the Borrower and its Consolidated Subsidiaries for such fiscal year, in each case accompanied by the audit report of Deloitte & Touche LLP or another nationally-recognized independent public accounting firm, together with (A) a schedule in form satisfactory to the Administrative Agent of the computations used by the Borrower in determining, as of the end such fiscal year, compliance with the covenants contained in Sections 7.01(j) and 7.01(k) and (B) a certificate of a Senior Financial Officer of the Borrower stating that no Unmatured Default or Event of Default has occurred and is continuing or, if an Unmatured Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower proposes to take with respect thereto;
     (iv) as soon as possible and in any event (A) within 30 days after any ERISA Event described in clause (i) of the definition of ERISA Event with respect to any Material Plan of the Borrower or any ERISA Affiliate of the Borrower has occurred and (B) within ten days after any other ERISA Event with respect to any Material Plan of the Borrower or any ERISA Affiliate of the Borrower has occurred, a statement of a Senior Financial Officer of the Borrower describing such ERISA Event and the action, if any, which the Borrower or such ERISA Affiliate proposes to take with respect thereto;
     (v) promptly after receipt thereof by the Borrower or any of its ERISA Affiliates from the PBGC, copies of each notice received by the Borrower or such ERISA Affiliate of the PBGC’s intention to terminate any Material Plan of the Borrower or such ERISA Affiliate or to have a trustee appointed to administer any such Plan;
     (vi) promptly and in any event within 30 days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Material Plan (if any) to which the Borrower or any ERISA Affiliate of the Borrower is a contributing employer;
     (vii) promptly after receipt thereof by the Borrower or any of its ERISA Affiliates from a Multiemployer Plan sponsor, a copy of each notice received by the Borrower or such ERISA Affiliate concerning the imposition or amount of withdrawal liability in an aggregate principal amount of at least $5,000,000 pursuant to Section 4202 of ERISA in respect of which the Borrower or such ERISA Affiliate is reasonably expected to be liable;
     (viii) promptly after the Borrower becomes aware of the occurrence thereof, notice of all actions, suits, proceedings or other events (A) of the type described in Section 6.01(g) or (B) for which the Administrative Agent, the Issuing Bank and the Lenders will be entitled to indemnity under Section 10.04(b);
     (ix) promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports which the Borrower or any of its Subsidiaries sends to its public security holders (if any), copies of all regular, periodic and special reports which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or with any national securities exchange, pursuant to the Exchange Act, and copies of all final prospectuses with respect to any securities issued or to be issued by the Borrower or any of its Subsidiaries; and
     (x) within a reasonable time (but in no event more than 30 days) after any request therefor, such other information respecting the business, properties, results of operations, revenues, condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries (including schedules of the Borrower’s investments) as the Administrative Agent, the Issuing Bank or any Lender through the Administrative Agent may from time to time reasonably request.
     (j) Consolidated Leverage Ratio. Maintain at all times a ratio of Consolidated Debt to Consolidated Capital of not more than 0.65 to 1.0.
     (k) Coverage Ratio. Maintain, with respect to each twelve month period ending on the last day of each fiscal quarter of the Borrower (determined as of the last day of such fiscal quarter), a Coverage Ratio of at least 2.0 to 1.0.
     (l) Maintain Ownership of Duquesne Light. Maintain at all times, directly or indirectly, legal and beneficial ownership of 100% of the issued and outstanding shares of common stock of Duquesne Light, free and clear of any Liens (other than Permitted Liens), unless, in the case of the requirement to maintain such shares free and clear of all Liens other than Permitted Liens, the Lenders shall be similarly and ratably secured pursuant to documents in form and substance satisfactory to the Administrative Agent and the Lenders.
     (m) Use of Proceeds. Use all Extensions of Credit only for general corporate purposes of the Borrower.
     SECTION 7.02. Negative Covenants. So long as any Loan or any other amount payable hereunder or under any Promissory Note shall remain unpaid, any Letter of Credit shall remain outstanding or any Lender shall have any Commitment, the Borrower shall not, without the written consent of the Required Lenders:
     (a) Mergers, Etc. Merge with or into or consolidate with or into any other Person, except that the Borrower may merge or consolidate with or into any other Person, provided that immediately after giving effect thereto, (i) no event shall occur and be continuing that constitutes an Unmatured Default or an Event of Default, (ii) the Borrower is the surviving corporation, (iii) this Agreement remains in full force and effect, and (iv) the surviving corporation is in compliance with the ratio set forth in Section 7.01(j).
     (b) Sales, Etc., of Assets. Sell, lease, transfer, assign or otherwise dispose of all or substantially all of its assets, or permit any of its Significant Subsidiaries to sell, lease, transfer, assign or otherwise dispose of all or substantially all of its assets, except for sales, leases, transfers, assignments, and other dispositions of all or substantially all of the Borrower’s or any such Significant Subsidiary’s assets to the Borrower or any other Significant Subsidiary of the Borrower, in each case for good and valuable consideration (as determined in the reasonable judgment of the Borrower’s or such Significant Subsidiary’s, as the case may be, board of directors, and which consideration may include the assumption of obligations of such Significant

Subsidiary), provided in each case that no Unmatured Default or Event of Default shall have occurred and be continuing after giving effect thereto.
ARTICLE VIII
DEFAULTS
     SECTION 8.01. Events of Default. If any of the following events (each an “Event of Default”) shall occur and be continuing, the Administrative Agent and the Lenders shall be entitled to exercise the remedies set forth in Section 8.02:
     (a) The Borrower shall fail to pay (i) any principal of any Loan within three days after the same becomes due and payable or (ii) any interest thereon, fees or other amounts (other than any principal of any Loan) payable hereunder or under any other Loan Document within ten days after the same becomes due and payable; or
     (b) Any representation or warranty made by or on behalf of the Borrower in any Loan Document or certificate or other writing delivered pursuant thereto shall prove to have been incorrect in any material respect when made or deemed made; or
     (c) The Borrower shall fail to perform or observe any term or covenant on its part to be performed or observed contained in Section 7.01(c), Section 7.01(i)(i), Section 7.01(j), Section 7.01(k), Section 7.01(1), Section 7.01(m) or Section 7.02; or
     (d) The Borrower shall fail to perform or observe any other term or covenant on its part to be performed or observed contained in any Loan Document and any such failure shall remain unremedied, after written notice thereof shall have been given to the Borrower by the Administrative Agent, for a period of fifteen days; or
     (e) The Borrower or any of its Significant Subsidiaries (including Duquesne Light) shall fail to pay any of its Debt (including any interest or premium thereon but excluding Debt incurred under this Agreement) aggregating $50,000,000 or more, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in any agreement or instrument relating to such Debt; or any other default under any agreement or instrument relating to any such Debt, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof as a result of a default or similar adverse event; or
     (f) The Borrower or any Significant Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make an assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any Significant Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of a proceeding instituted against the Borrower or such Significant Subsidiary, any such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including the entry of an order for relief against the Borrower or such Significant Subsidiary or the appointment of a receiver, trustee, custodian or other similar official for the Borrower or such Significant Subsidiary or any of its property) shall occur; or the Borrower or any Significant Subsidiary shall take any corporate or other action to authorize any of the actions set forth above in this subsection (f); or
     (g) Any judgment or order (other than a judgment or order for a rate refund) shall be rendered against the Borrower, any of its Significant Subsidiaries (including Duquesne Light) or their respective properties for the payment of money exceeding applicable insurance coverage (as to which such Person has received no notice or claim of protest, dishonor or non-payment) by $50,000,000, and either (A) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (B) there shall be any period of 30 consecutive days during which such judgment or order shall remain undischarged and there shall be no stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, in effect; or
     (h) Any material provision of this Agreement or any other Loan Document to which the Borrower is a party shall for any reason, except to the extent permitted by the express terms hereof or thereof, cease to be valid and binding on or enforceable against the Borrower, or the Borrower shall so assert in writing; or
     (i) At any time the Issuing Bank shall have been served with or otherwise subjected to a court order, injunction, or other process or decree issued or granted at the instance of the Borrower restraining or seeking to restrain the Issuing Bank from paying any amount under any Letter of Credit and either (i) there has been a drawing under such Letter of Credit which the Issuing Bank would otherwise be obligated to pay or (ii) the stated expiration date or any reduction of the stated amount of such Letter of Credit has occurred but the right of the beneficiary to draw thereunder has been extended in connection with the pendency of the related court action or proceeding; or
     (j) Any Governmental Approval shall be rescinded, revoked, otherwise terminated, or amended or modified in any manner which is materially adverse to the interests of the Lenders, the Issuing Bank and the Administrative Agent; or
     (k) The Borrower or any of its ERISA Affiliates shall fail to pay when due an amount or amounts aggregating in excess of $20,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Material Plan, other than a Multiemployer Plan, shall be filed under Title IV of ERISA by the Borrower or any of its ERISA Affiliates, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan, other than a Multiemployer Plan, or a proceeding shall be instituted by a fiduciary of any Material Plan which is a Multiemployer Plan against the Borrower or any of its ERISA Affiliates to enforce an obligation of the Borrower or any of its ERISA Affiliates exceeding $20,000,000 under Section 515 of ERISA in connection with a withdrawal or alleged withdrawal from such Multiemployer Plan or to take any action under

Section 4219(c)(5) of ERISA and any such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or any other ERISA Event shall occur that, in the opinion of the Required Lenders, would reasonably be expected to have a Material Adverse Effect.
     SECTION 8.02. Remedies. If any Event of Default has occurred and is continuing, then the Administrative Agent shall at the request, or may with the consent, of the Required Lenders, upon notice to the Borrower (i) declare the Commitments to be terminated, whereupon the same shall forthwith terminate, (ii) declare the principal amount outstanding hereunder, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the principal amount outstanding hereunder, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, and/or (iii) require the Borrower to pay immediately to the Administrative Agent an amount equal to the aggregate LC Outstandings of all Letters of Credit then outstanding, to be held by the Administrative Agent (for its benefit and the benefit of the Issuing Bank and the Lenders) as cash collateral securing LC Outstandings and the Borrower’s reimbursement obligations with respect thereto; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (A) the Commitments shall automatically be terminated and (B) the principal amount outstanding hereunder, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. Notwithstanding anything to the contrary contained herein, no notice given or declaration made by the Administrative Agent pursuant to this Section 8.02 shall affect (1) the obligation of the Issuing Bank to make any payment under any Letter of Credit in accordance with the terms of such Letter of Credit or (2) the participatory interest of each Lender in each such payment.
ARTICLE IX
THE ADMINISTRATIVE AGENT
     SECTION 9.01. Authorization and Action.
     (a) Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.
     (b) Any Lender serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Lender and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any of its Subsidiaries or other Affiliate thereof as if it were not the Administrative Agent hereunder.

     (c) The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (i) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether an Unmatured Default or an Event of Default has occurred and is continuing, (ii) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.01), and (iii) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries or Affiliates that is communicated to or obtained by the Lender serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.01) or in the absence of its own gross negligence or wilful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Unmatured Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender (in which case the Administrative Agent shall promptly give a copy of such written notice to the Lenders and the Issuing Bank). The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with any Loan Document, (B) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (D) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (E) the satisfaction of any condition set forth in Article V or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
     (d) The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     (e) The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding subsections of this Section 9.01 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

     (f) Subject to the appointment and acceptance of a successor Administrative Agent as provided in this subsection (f), the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a Lender or an Affiliate of a Lender. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
     (g) Each Lender acknowledges that it has independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
     SECTION 9.02. Indemnification. The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower), ratably according to the respective Percentages of the Lenders, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other Loan Document (other than the Fee Letter) or any action taken or omitted by the Administrative Agent under this Agreement or any other Loan Document (other than the Fee Letter), provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, syndication, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document (other than the Fee Letter) to the extent that the Administrative Agent is entitled to reimbursement for such expenses pursuant to Section 10.04 but is not reimbursed for such expenses by the Borrower.

ARTICLE X
MISCELLANEOUS
     SECTION 10.01. Amendments, Etc. No amendment or waiver of any provision of any Loan Document, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (i) waive, modify or eliminate any of the conditions specified in Article V, (ii) increase the Commitments of the Lenders or subject the Lenders to any additional obligations, (iii) reduce the principal of, or interest on, any Loan or any fees or other amounts payable hereunder (other than fees payable to the Administrative Agent pursuant to Section 2.02(b)), (iv) extend the Termination Date or the Letter of Credit Expiration Date or postpone any date fixed for any payment of principal of, or interest on, any Loan or any fees or other amounts payable hereunder (other than fees payable to the Administrative Agent pursuant to Section 2.02(b)), (v) change the definition of “Required Lenders” contained in Section 1.01 or change any other provision that specifies the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans or the number of Lenders which shall be required for the Lenders or any of them to take any action hereunder, (vi) amend any Loan Document in a manner intended to prefer one or more Lenders over any other Lenders, or (vii) amend, waive or modify this Section 10.01; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Issuing Bank in addition to the Lenders required above to take such action, affect the rights or duties of the Issuing Bank under this Agreement or any other Loan Document. Any request from the Borrower for any amendment, waiver or consent under this Section 10.01 shall be addressed to the Administrative Agent.
     SECTION 10.02. Notices, Etc. All notices and other communications provided for hereunder and under the other Loan Documents shall be in writing (including telegraphic, facsimile, telex or cable communication) and mailed, telegraphed, telecopied, telexed, cabled or delivered, (i) if to the Borrower, at its address at 411 Seventh Avenue, 7th Floor, Pittsburgh, Pennsylvania 15219, Attention: Vice President and Treasurer (Telecopy no. 412.393.1187); (ii) if to any Lender other than JPMorgan, at its Lending Office specified in the Lender Assignment pursuant to which it became a Lender; and (iv) if to the Administrative Agent, the Issuing Bank or the Bank, at its address at 1111 Fannin Street, Floor 10, Houston, Texas 77002-6925, Attention: Sheila G. King (Telecopy no. 713.750.2782); or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed, telegraphed, telecopied, telexed or cabled, be effective five days after being deposited in the mails, or when delivered to the telegraph company, telecopied, confirmed by telex answerback or delivered to the cable company, respectively, except that notices and communications to the Administrative Agent pursuant to Article II, III, or IX shall not be effective until received by the Administrative Agent.

     SECTION 10.03. No Waiver of Remedies. No failure on the part of the Borrower, any Lender, the Issuing Bank or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
     SECTION 10.04. Costs, Expenses and Indemnification. (a) The Borrower agrees to pay on demand all reasonable costs and expenses of the Administrative Agent in connection with the preparation, negotiation, syndication, execution and delivery of the Loan Documents and any proposed modification, amendment, waiver or consent relating to any Loan Document, including the reasonable fees and out-of-pocket expenses of counsel to the Administrative Agent with respect thereto and with respect to the administration of, and advising the Administrative Agent as to its rights and responsibilities under, this Agreement and the other Loan Documents. The Borrower further agrees to pay on demand all reasonable costs and expenses of the Administrative Agent and each Lender (including reasonable fees and expenses of counsel to the Administrative Agent and counsel for each Lender) in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the other Loan Documents and the other documents to be delivered hereunder.
     (b) The Borrower shall indemnify the Administrative Agent, the Issuing Bank, each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnified Person”) against, and hold each Indemnified Person harmless from, any and all losses, claims, penalties, judgments, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnified Person (whether or not such Indemnified Person is named as a party to any proceeding or is otherwise subjected to judicial or legal process arising from any such proceeding), incurred by or asserted against any Indemnified Person arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan, Letter of Credit or other Extension of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of any Hazardous Substance on or from any property owned or operated by the Borrower or any of its Affiliates, or any Environmental Liability related in any way to the Borrower or any of its Affiliates, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnified Person is a party thereto; provided that such indemnity shall not, as to any Indemnified Person, be available to the extent that such losses, claims, penalties, judgments, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnified Person.
     (c) The Borrower’s obligations under this Section 10.04 shall survive the repayment of all amounts owing to the Lenders, the Issuing Bank and the Administrative Agent under the

Loan Documents and the termination of the Commitments. If and to the extent that the obligations of the Borrower under this Section 10.04 are unenforceable for any reason, the Borrower agrees to make the maximum contribution to the payment and satisfaction thereof which is permissible under applicable law.
     SECTION 10.05. Right of Set-off. (a) Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 8.02 to authorize the Administrative Agent to declare the principal amount outstanding hereunder to be due and payable pursuant to the provisions of Section 8.02, each Lender and the Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or the Issuing Bank to or for the credit or the account of the Borrower, against any and all of the obligations of the Borrower now or hereafter existing under any Loan Document, irrespective of whether or not such Lender or the Issuing Bank shall have made any demand under such Loan Document and although such obligations may be unmatured. Each Lender and the Issuing Bank agrees to notify promptly the Borrower after any such set-off and application made by such Lender or the Issuing Bank, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and the Issuing Bank under this Section 10.05 are in addition to other rights and remedies (including other rights of set-off) which such Lender and the Issuing Bank may have.
     (b) The Borrower agrees that it shall have no right of off-set, deduction or counterclaim in respect of its obligations hereunder, and that the obligations of the Lenders hereunder are several and not joint. Nothing contained herein shall constitute a relinquishment or waiver of the Borrower’s rights to any independent claim that the Borrower may have against the Administrative Agent or any Lender for the Administrative Agent’s or such Lender’s, as the case may be, gross negligence or wilful misconduct, but no Lender shall be liable for any such conduct on the part of the Administrative Agent or any other Lender, and the Administrative Agent shall be liable for any such conduct on the part of any Lender.
     SECTION 10.06. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have been notified by the Bank that the Bank has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.
     SECTION 10.07. Assignments and Participation. (a) Each Lender may, with the consent of the Borrower, the Administrative Agent and the Issuing Bank (such consent not to be unreasonably withheld or delayed and, in the case of the Borrower, shall not be required if an Event of Default has occurred and is continuing), assign to one or more banks or other financial institutions all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment, the Loans owing to it and any Promissory Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all of the assigning Lender’s rights and obligations under this Agreement, (ii) the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Lender Assignment with respect to such assignment) shall in no event be less than the lesser of the aggregate amount of such Lender’s Commitment and $5,000,000, (iii) each such assignment shall be to an Eligible Assignee, and (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, a Lender Assignment, together with any Promissory Notes subject to such assignment and a processing and recordation fee of $4,000; and provided further, however, that the consent of the Borrower and the Administrative Agent shall not be required for any assignments by a Lender to any of its Affiliates or to any other Lender or any of its Affiliates. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Lender Assignment, which effective date shall be at least five Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Lender Assignment, have the rights and obligations of a Lender hereunder and (B) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it to an Eligible Assignee pursuant to such Lender Assignment, relinquish its rights and be released from its obligations under this Agreement (and, in the case of a Lender Assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto); provided, however, that the limitation set forth in clause (iii), above, shall not apply if an Event of Default shall have occurred and be continuing and the Administrative Agent shall have declared all Loans to be, or all Loans shall have automatically become, immediately due and payable hereunder. Notwithstanding anything to the contrary contained in this Agreement, any Lender may at any time assign all or any portion of the Loans owing to it to any Affiliate of such Lender. No such assignment, other than to an Eligible Assignee in accordance with this Section 10.07, shall release the assigning Lender from its obligations hereunder.
     (b) By executing and delivering a Lender Assignment, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Lender Assignment, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of each Loan Document, together with copies of the financial statements referred to in Section 6.01(f) of this Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Lender Assignment; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (v) such assignee confirms that it is an Eligible Assignee (unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have declared all Loans to be immediately due and payable hereunder, in which case no such confirmation is necessary); (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
     (c) The Administrative Agent shall maintain at its address referred to in Section 10.02 a copy of each Lender Assignment delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, the Issuing Bank or any Lender at any reasonable time and from time to time upon reasonable prior notice.
     (d) Upon its receipt of a Lender Assignment executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Promissory Notes subject to such assignment, the processing and recordation fee referred to in subsection (a) above and any written consent to such assignment required by subsection (a) above, the Administrative Agent shall, if such Lender Assignment has been completed and is in substantially the form of Exhibit C, (i) accept such Lender Assignment, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. New and/or replacement Promissory Notes payable to the assignee and the assigning Lender (if the assigning Lender assigned less than all of its rights and obligations hereunder) shall be issued upon request pursuant to Section 3.05, and shall be dated the effective date of such Lender Assignment.
     (e) Each Lender may sell participations to one or more banks or other financial institutions (a “Participant) in or to all or a portion of its rights and obligations under the Loan Documents (including all or a portion of its Commitment, the Loans owing to it and any Promissory Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Promissory Notes for all purposes of this Agreement, and (iv) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (f) below, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.03 and 4.05 (and subject to the related obligations under such Sections) to the same extent as if were a Lender and had acquired its interest by assignment pursuant to subsection (a) above. To the extent permitted by law, each Participant shall also be entitled to the benefits of Section

10.05(a) as though it were a Lender, provided such Participant agrees to be subject to Section 4.04 as though it were a Lender.
     (f) A Participant shall not be entitled to receive any greater payment under Section 4.03 or 4.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 4.05 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 4.05 as though it were a Lender.
     (g) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.07, disclose to the assignee or Participant or proposed assignee or Participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that (i) prior to any such disclosure, the assignee or Participant or proposed assignee or Participant shall agree, in accordance with the terms of Section 10.08, to preserve the confidentiality of any Confidential Information received by it from such Lender and (ii) such Lender agrees to notify promptly the Borrower of the names of the recipients of such Confidential Information, provided, however, that the failure by such Lender to do so shall impose no liability upon such Lender.
     (h) If any Lender (or any Participant to which such Lender has sold a participation) shall make any demand for payment under Section 4.03(a) or (b), then within 30 days after any such demand (if, but only if, such demanded payment has been made by the Borrower), the Borrower may, with the approval of the Administrative Agent and the Issuing Bank (which approval shall not be unreasonably withheld) and provided that no Event of Default or Unmatured Default shall then have occurred and be continuing, demand that such Lender assign, at the sole cost and expense of the Borrower, in accordance with this Section 10.07 to one or more Eligible Assignees designated by the Borrower, all (but not less than all) of such Lender’s Commitment and the Loans owing to it within the period ending on the last day of the 30-day period described above. If any such Eligible Assignee designated by the Borrower shall fail to consummate such assignment on terms acceptable to such Lender, or if the Borrower shall fail to designate any such Eligible Assignees for all or part of such Lender’s Commitment or Loans, then such demand by the Borrower shall become ineffective; it being understood for purposes of this subsection (h) that such assignment shall be conclusively deemed to be on terms acceptable to such Lender, and such Lender shall be compelled to consummate such assignment to an Eligible Assignee designated by the Borrower, if such Eligible Assignee (1) shall agree to such assignment by entering into a Lender Assignment with such Lender and (2) shall offer compensation to such Lender in an amount equal to all amounts then owing by the Borrower to such Lender hereunder and under any Promissory Notes made by the Borrower to such Lender, whether for principal, interest, fees, costs or expenses (other than the demanded payment referred to above, and payable by the Borrower as a condition to the Borrower’s right to demand such assignment) or otherwise.
     (i) Anything in this Section 10.07 to the contrary notwithstanding, any Lender may assign and pledge all or any portion of its Commitment and the Loans owing to it to any Federal Reserve Bank (and its transferees) as collateral security pursuant to Regulation A of the Board and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Lender from its obligations hereunder.
     (j) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to fund all or any part of any Loan that such Granting Lender would otherwise be obligated to fund pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan, and (ii) nothing herein shall excuse any Granting Lender from its obligations hereunder. The funding of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were funded by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would otherwise be liable for so long as, and to the extent, the Granting Lender provides such indemnity or makes such payment. In furtherance of the foregoing, each Lender hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this subsection (j), any SPC may, with prior notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans. This subsection (j) may not be amended without the prior written consent of each Granting Lender, all or any part of whose Loans are being funded by an SPC at the time of such amendment. Notwithstanding the foregoing provisions of this subsection, (1) an SPC shall not be deemed to be a Lender or a Participant and shall have no rights under this Agreement except as provided in this subsection (j), and in particular, but not by way of limitation, shall have no rights to compensation for increased costs pursuant to Section 4.03 or 4.05, (2) the Granting Lender’s obligations under this Agreement (including its Commitment to the Borrower hereunder) shall remain unchanged, (3) the Granting Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (4) the Granting Lender shall remain the holder of any Promissory Notes for all purposes of this Agreement, (5) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with the Granting Lender in connection with such Granting Lender’s rights and obligations under this Agreement, and (6) the Granting Lender shall indemnify and hold the Borrower harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be incurred or shall arise as a result of any grant to an SPC contemplated hereunder.
     SECTION 10.08. Confidentiality. In connection with the negotiation and administration of this Agreement and the other Loan Documents, the Borrower has furnished and will from time to time furnish to the Administrative Agent, the Issuing Bank and the Lenders (each, a “Recipient”) written information which is identified to the Recipient when delivered as confidential (such information, other than any such information which (i) was publicly available, or otherwise known to the Recipient, at the time of disclosure, (ii) subsequently becomes publicly available other than through any act or omission by the Recipient or (iii) otherwise subsequently becomes known to the Recipient other than through a Person whom the Recipient knows to be acting in violation of his or its obligations to the Borrower, being hereinafter referred to as “Confidential Information”). The Recipient will not knowingly disclose any such Confidential Information to any third party (other than to those persons who have a confidential relationship with the Recipient), and will take all reasonable steps to restrict access to such information in a manner designed to maintain the confidential nature of such information, in each case until such time as the same ceases to be Confidential Information or as the Borrower may otherwise instruct. It is understood, however, that the foregoing will not restrict the Recipient’s ability to freely exchange such Confidential Information with its Affiliates or with prospective participants in or assignees of the Recipient’s position herein, but the Recipient’s ability to so exchange Confidential Information shall be conditioned upon any such Affiliate’s or prospective participant’s (as the case may be) entering into an agreement as to confidentiality similar to this Section 10.08. It is further understood that the foregoing will not prohibit the disclosure of any or all Confidential Information if and to the extent that such disclosure may be required (1) by a regulatory agency or otherwise in connection with an examination of the Recipient’s records by appropriate authorities, (2) pursuant to court order, subpoena or other legal process, (3) otherwise as required by law, or (4) in order to protect such Recipient’s interests or its rights or remedies hereunder or under the other Loan Documents; in the event of any required disclosure under clause (2), (3) or (4), above, the Recipient agrees to use reasonable efforts to inform the Borrower as promptly as practicable to the extent not prohibited by law.
     SECTION 10.09. Waiver of Jury Trial. THE BORROWER, THE ADMINISTRATIVE AGENT, THE ISSUING BANK, AND THE LENDERS EACH HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY OTHER INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.
     SECTION 10.10. Governing Law; Submission to Jurisdiction. This Agreement and the Promissory Notes shall be governed by, and construed in accordance with, the laws of the State of New York. The Borrower, the Lenders, the Issuing Bank, and the Administrative Agent each (i) irrevocably submits to the jurisdiction of any New York State court or Federal court sitting in New York City in any action arising out of any Loan Document, (ii) agrees that all claims in such action may be decided in such court, (iii) waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum and (iv) consents to the service of process by mail. A final judgment in any such action shall be conclusive and may be enforced in other jurisdictions. Nothing herein shall affect the right of any party to serve legal process in any manner permitted by law or affect its right to bring any action in any other court.
     SECTION 10.11. Relation of the Parties; No Beneficiary. No term, provision or requirement, whether express or implied, of any Loan Document, or actions taken or to be taken by any party thereunder, shall be construed to create a partnership, association, or joint venture between such parties or any of them. No term or provision of the Loan Documents shall be construed to confer a benefit upon, or grant a right or privilege to, any Person other than the parties hereto. The Borrower hereby acknowledges that none of the Administrative Agent, the Issuing Bank or the Lenders has any fiduciary relationship with or fiduciary duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent, the Issuing Bank and the Lenders, on the one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of creditor and debtor.
     SECTION 10.12. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement.
     SECTION 10.13. Survival of Agreement. All covenants, agreements, representations and warranties made herein and in the certificates pursuant hereto shall be considered to have been relied upon by the Administrative Agent, the Issuing Bank and the Lenders and shall survive the making by the Issuing Bank of the Extensions of Credit and the execution and delivery to the Lenders of any Promissory Notes evidencing the Borrower’s obligation to repay any Loans and shall continue in full force and effect so long as any Promissory Note or any amount due hereunder or under any other Loan Document is outstanding and unpaid, any Letter of Credit is outstanding, or any Commitment of any Lender has not been terminated.
     SECTION 10.14. Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies the Borrower that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

DUQUESNE LIGHT HOLDINGS, INC.

By

Name: William F. Fields
Title: Vice President & Treasurer

JPMORGAN CHASE BANK, N.A., as Administrative Agent and Issuing Bank

By

Name:
Title:
/s/ William F. Fields
Signature Page to Duquesne Light Holdings, Inc. Letter of Credit and Reimbursement Agreement

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

DUQUESNE LIGHT HOLDINGS, INC.

By

Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative
Agent and Issuing Bank

By

Name: NANCY R. Barwig
Title: Vice President
/s/ NANCY R. Barwing
Signature Page to Duquesne Light Holdings, Inc. Letter of Credit and Reimbursement Agreement

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Commitment	Bank

$41,715,167.00	JPMORGAN CHASE BANK, N.A.

By

Name: Nancy R. Barwig
Title: Vice President
/s/ NANCY R. Barwing
Signature Page to Duquesne Light Holdings, Inc. Letter of Credit and Reimbursement Agreement

EXHIBIT A

	411 Seventh Avenue 8th Floor Pittsburgh, PA 15219	Tel 412-393-1503 Fax 412-393-5620 mlryan@duqlight.com
Our Energy...Your Power

Martin L. Ryan
Director — Legal	April 28, 2006
To each of the Lenders referred to below
and to JPMorgan Chase Bank, N.A., as
Adminstrative Agent and Issuing Bank
     Re:    Duquesne Light Holdings, Inc.
Ladies and Gentlemen:
     This opinion is furnished to you pursuant to Section 5.01(a)(viii)(A) of the Letter of Credit and Reimbursement Agreement, dated as of April 28, 2006 (the “Credit Agreement’’), among Duquesne Light Holdings, Inc., a Pennsylvania corporation (the “Borrower”), the Lenders from time to time parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Issuing Bank. Capitalized terms used herein, and not otherwise defined herein, will have the respective meanings assigned to such terms in the Credit Agreement.
     I am Director, Legal and Assistant General Counsel of the Borrower and, in that capacity, have acted as counsel for the Borrower in connection with the preparation, execution and delivery of the Credit Agreement and the other Loan Documents delivered by the Borrower in connection therewith.
     In that capacity I have examined, or have arranged for the examination by an attorney or attorneys under my general supervision, of:
(a)	The Credit Agreement;

(b)	The Promissory Note executed and delivered by the Borrower on the date hereof (the “Promissory Note”);

(c)	The letter agreement, dated the date hereof, among the Borrower, the Administrative Agent and the Issuing Bank (the “Fee Letter”);

(d)	The Articles of Incorporation of the Borrower and all amendments thereto (the “Charter”); and

(e)	The by-laws of the Borrower and all amendments thereto (the “By-laws”).
     In addition, I, or an attorney or attorneys under my general supervision, have examined the originals, or copies certified to my satisfaction, of such other corporate records of the Borrower, certificates of public officials and of officers of the Borrower and agreements, instruments and other documents, as I have deemed necessary as a basis for the opinions expressed below. As to questions of fact material to such opinions, I or such attorneys have, when relevant facts were not independently established by me or by them, relied upon representations or certificates of the Borrower or its officers or public officials.
     I have assumed (i) the due execution and delivery, pursuant to due authorization, of each Loan Document by all parties thereto (other than the Borrower), (ii) the authenticity of all such documents submitted to me as originals, (iii) the genuineness of all signatures (other than those of the Borrower) and (iv) the conformity to the originals of all such documents submitted to me as copies.
     I, or an attorney or attorneys under my general supervision, have made such examination of law as in my or their judgment is necessary or appropriate for purposes of this opinion.
     Based on the foregoing and subject to the limitations stated herein, I am of the opinion that:
1.	The Borrower is duly incorporated and presently subsisting under the laws of the Commonwealth of Pennsylvania and is duly qualified to do business in, and is in good standing in, all other jurisdictions where the nature of its business or the nature of the property owned or leased by it makes such qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect.

2.	The execution, delivery and performance by the Borrower of the Credit Agreement, the Fee Letter and the Promissory Note are within the Borrower’s corporate powers and authority, have been duly authorized by all necessary corporate action, and do not (a) violate any provision of the Charter or the By-laws, (b) violate any law, rule or regulation which, in my experience, and based on my knowledge of the Borrower’s activities, is normally applicable to corporations such as the Borrower which engage in transactions such as those contemplated by the Loan Documents, (c) violate any federal securities law (except for the antifraud provisions thereof as to which I express no opinion and as to which I have made no investigation), (d) violate any order or judgment of any court or governmental authority which to my knowledge is applicable to the Borrower or (e) result in a breach of or constitute a default under any indenture, loan or credit agreement or other agreement or instrument binding on or affecting the Borrower of which I have knowledge. Each of the Credit Agreement, the Fee Letter and the Promissory Note has been duly executed and delivered on behalf of the Borrower.

3.	No authorization or approval or other order of, and no notice to or filing with, any governmental authority or regulatory body is required under any law, rule or regulation which, in my experience, and based upon my knowledge of the Borrower’s activities, is normally applicable to corporations such as the Borrower which engage in transactions such as those contemplated by the Loan Documents (including, without limitation, any federal securities law), for the due execution and delivery by the Borrower of the Credit Agreement and the Fee Letter, the issuance of the Promissory Note, or in order for any such agreement to constitute a valid and binding obligation of the Borrower.
4.	The Credit Agreement, the Fee Letter, and the Promissory Note are the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms. For purposes of the foregoing, I assume that the legality, validity, binding nature, and/or enforceability of the Credit Agreement, the Fee Letter, and the Promissory Note would be determined by a Pennsylvania court applying Pennsylvania law, without regard to any choice of law provisions that would require the application of the laws of any other jurisdiction.

The opinions set forth in paragraph 4 above are subject to the following qualifications:
(a)	The enforceability of the Borrower’s obligations under the Credit Agreement, the Fee Letter, and the Promissory Note is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceablity is considered in a proceeding in equity or at law).

(b)	I note further that, in addition to the application of equitable principles described above, courts have imposed an obligation on contracting parties to act reasonably and in good faith in the exercise of their contractual rights and remedies, and may also apply public policy considerations in limiting the right of parties seeking to obtain indemnification and contribution.
5.	The Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended to the date hereof.

6.	Except as disclosed in the Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and Schedule III to the Credit Agreement, there is no pending or, to my knowledge, threatened action or proceeding against the Borrower or any of its properties before any court, governmental agency or arbitrator that, if adversely determined, would reasonably be expected to have a Material Adverse Effect.
     Any opinion or statement herein which is expressed to be “to my knowledge” or is otherwise qualified by words of like import means that neither I nor the attorneys under my general supervision who have had an active involvement in the transactions contemplated by the Loan Documents have any current actual knowledge of any facts or information contrary to such opinion or statement.
     I am a member of the Pennsylvania Bar and do not hold myself out as an expert on the laws of any jurisdiction other than the laws of the Commonwealth of Pennsylvania and the federal laws of the United States of America.
     In rendering its opinion to you, Hughes Hubbard & Reed LLP may rely upon this opinion as to the matters addressed in numbered paragraphs 1 through 5 hereof as if this opinion were addressed directly to them. Except as aforesaid, without my prior written consent, this opinion may not be relied upon by any other person or entity for any purpose. This opinion is rendered as of the date hereof, the opinions expressed herein are given only as of the date hereof, and I expressly disclaim any undertaking to revise or update this opinion subsequent to the date hereof or to advise you of any matter arising subsequent to the date hereof which would cause me to modify this opinion in whole or in part.
Very truly yours,
Martin L. Ryan
Director — Legal
Assistant General Counsel

EXHIBIT B
FORM OF OPINION OF HUGHES HUBBARD & REED LLP,
COUNSEL TO THE ADMINISTRATIVE AGENT
April 28, 2006
JPMorgan Chase Bank, N.A.,
  as Administrative Agent and Issuing Bank
  under the Reimbursement Agreement
  referred to below
131 South Dearborn, Floor 6
Chicago, Illinois 60603-5506
The Lenders from time to time
parties to the Reimbursement Agreement
referred to below
     Re:    Duquesne Light Holdings, Inc.
Ladies and Gentlemen:
     We have acted as special New York counsel to JPMorgan Chase Bank, N.A., individually and as Administrative Agent, in connection with the execution and delivery of the Letter of Credit and Reimbursement Agreement, dated as of April 28, 2006 (the “Reimbursement Agreement”), among Duquesne Light Holdings, Inc. (the “Borrower”), each of the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Issuing Bank. Terms defined in the Reimbursement Agreement are used herein as therein defined.
     In this connection, we have examined the following documents:
     1. counterparts of the Reimbursement Agreement, executed by the parties thereto;
     2. the Promissory Note executed and delivered by the Borrower on the date hereof (the “Note”); and
     3. the other documents furnished to the Administrative Agent pursuant to Section 5.01 of the Reimbursement Agreement, including, without limitation, the opinion

April 28, 2006

(the “Opinion”) of Martin L. Ryan, Esq., General Manager, Legal and Assistant General Counsel of the Borrower.
     In our examination of the documents referred to above, we have assumed the authenticity of all such documents submitted to us as originals, the genuineness of all signatures, the due authority of the parties executing such documents, the legal capacity of all natural persons, and the conformity to the originals of all such documents submitted to us as copies. We have further assumed that you have evaluated, and are satisfied with, the creditworthiness of the Borrower and the business and financial terms evidenced by the Loan Documents. As to any facts relevant to the opinions expressed below we have, without independent verification or investigation, relied upon certificates, statements and representations of the Borrower and its officers and other representatives, and on the documents we have examined.
     To the extent that our opinion expressed below involves conclusions as to matters governed by law other than the law of the State of New York, we have relied upon the Opinion and have assumed without independent investigation the correctness of the matters set forth therein, our opinion expressed below being subject to the assumptions, qualifications and limitations set forth in the Opinion.
     Based upon and subject to the foregoing, and subject to the qualifications and assumptions set forth below, we are of the following opinion:
     The Reimbursement Agreement is, and upon their delivery for value received the Note will be, the valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms.
     Our opinion is subject to the following additional qualifications and assumptions:
     A. The opinion set forth above is subject to (a) limitations on enforceability arising from applicable bankruptcy, insolvency, reorganization, moratorium, receivership, fraudulent conveyance, fraudulent transfer, preferential transfer and similar laws relating to or affecting the rights and remedies of creditors generally and the effect of general principles of equity, including, without limitation, laches and estoppel as equitable defenses and concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered or applied in a proceeding in equity or at law) and considerations of impracticability or impossibility of performance, and defenses based upon unconscionability of otherwise enforceable obligations in the context of the factual circumstances under which enforcement thereof is sought, and (b) the qualification that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. In addition, certain remedial and procedural provisions of the Reimbursement Agreement and the Note are or may be unenforceable in whole or in part, but the inclusion of such provisions does not affect the

April 28, 2006

validity of each such Loan Document as a whole. We express no opinion as to the enforceability of any particular provision of the Reimbursement Agreement or the Note relating to or constituting (i) waivers of rights to object to jurisdiction or venue, or consents to jurisdiction or venue, (ii) waivers of rights to (or agreements as to methods of) service of process, or rights to trial by jury, or other rights or benefits bestowed by operation of law, (iii) waivers of any applicable defenses, setoffs, recoupments, or counterclaims, (iv) the grant of powers of attorney or proxies to the Administrative Agent, the Issuing Bank or any Lender, or (v) exculpation or exoneration clauses, indemnity clauses, and clauses relating to releases or waivers of unmatured claims or rights. We express no opinion as to any provision contained in the Reimbursement Agreement or the Note (A) that purports to establish (or may be construed to establish) evidentiary standards, (B) to the extent such provision states that the provisions of the Reimbursement Agreement or the Note are severable, (C) providing for late payment charges or an increase in interest rate upon delinquency in payment or the occurrence of an Unmatured Default, Event of Default or other specified event, but only to the extent that such provision is deemed to constitute a penalty or liquidated damages provision, or (D) providing for the waiver of any statutory right or any broadly or vaguely stated rights or unknown future rights, or any waiver which is against public policy considerations. Under certain circumstances the requirement that the provisions of the Reimbursement Agreement or the Note may be modified or waived only in writing or only in a specific instance and provisions to the effect that failure or delay in exercising any right, remedy, power and/or privilege will not impair or waive such right, remedy, power and/or privilege may be unenforceable to the extent that an oral agreement has been effected or a course of dealing has occurred modifying such provisions. A court may modify or limit contractual agreements regarding attorneys’ fees.
     B. We wish to point out that any provision of the Reimbursement Agreement or the Note that permits any Person to take action (including without limitation to take action pursuant to a power of attorney) or make determinations (and/or to have such determinations be binding on other parties to any degree), or to benefit from indemnities or similar undertakings, or waivers, exculpatory provisions or similar provisions, may be subject to limitations imposed by law or by public policy considerations, including, without limitation, a requirement that such action be taken or such determination be made, or that any action or inaction by any Person in respect of which such an indemnity or similar undertaking, or such a waiver, exculpatory provision or similar provision, may be called upon or raised, be taken or not taken, as the case may be, on a reasonable and lawful basis and in good faith.
     C. Our opinion concerning the validity, binding effect and enforceability of the Reimbursement Agreement and the Note in accordance with their respective terms does not mean that every provision of the Reimbursement Agreement and the Note will be upheld or enforced in any or each circumstance by a court.

April 28, 2006

     D. We have assumed without independent investigation that (i) the Reimbursement Agreement and the Note have been duly authorized, executed and delivered by the Borrower, (ii) the execution and delivery by the Borrower of the Reimbursement Agreement and the Note, and the performance by the Borrower of its obligations thereunder and the transactions contemplated thereby, do not and will not conflict with, contravene, violate or constitute a default under (A) any lease, indenture, instrument or other agreement to which the Borrower or its property is subject, (B) any law, rule or regulation to which the Borrower is subject or (C) any judicial or administrative order or decree of any governmental authority, and (iii) no authorization, consent or other approval of, notice to or filing with any court, governmental authority or regulatory body is required to authorize or is required in connection with the execution, delivery or performance by the Borrower of the Reimbursement Agreement and the Note or the transactions contemplated thereby, other than any such authorizations, consents, approvals, notices and filings that have been duly obtained or made and are in full force and effect on the date hereof.
     E. We have assumed without any independent investigation that (i) the Reimbursement Agreement constitutes the legal, valid and binding obligation of the Administrative Agent, the Issuing Bank and the Lenders, enforceable against the Administrative Agent, the Issuing Bank and the Lenders in accordance with its terms, (ii) each of the Administrative Agent, the Issuing Bank and the Lenders is validly existing and in good standing under the laws of the jurisdiction in which it is organized, and is qualified to do business and in good standing under the laws of each jurisdiction where such qualification is required generally or is necessary in order for the Administrative Agent, the Issuing Bank or such Lender to execute, deliver and perform its obligations under, and to enforce its rights under, the Reimbursement Agreement and the Note, (iii) each of the Administrative Agent, the Issuing Bank and the Lenders at all relevant times had, and has, the full power, authority and legal right under its certificate of incorporation, partnership agreement, by-laws and other governing organizational documents, and the applicable corporate, partnership or other enterprise legislation and other applicable laws, as the case may be, to execute, deliver and perform its obligations under the Reimbursement Agreement, and (iv) each of the Administrative Agent, the Issuing Bank and the Lenders has duly executed and delivered the Reimbursement Agreement.
     F. Our opinion expressed above is limited to the law of the State of New York, and we do not express any opinion herein concerning any other law.
     This opinion is limited to the matters expressly set forth herein, and no opinion is implied or may be inferred beyond the matters expressly so stated. This opinion is given as of the date hereof, and we do not undertake any liability or responsibility to inform you of any change in circumstances occurring, or additional information becoming available to us, after the date hereof that might alter the opinions contained herein.

April 28, 2006

     This opinion is furnished to you solely for your benefit in connection with the transactions described above and is not to be used, circulated, quoted, relied upon or otherwise referred to for any other purpose without our prior written consent in each instance, and this opinion may not be relied upon by you for any other purpose or by any other Person in any manner or for any purpose, other than any Person that may become a Lender under the Reimbursement Agreement after the date hereof.
Very truly yours,

EXHIBIT C
FORM OF LENDER ASSIGNMENT
Dated                      ___, _____
     Reference is made to the Letter of Credit and Reimbursement Agreement, dated as of April 28, 2006 (said Agreement, as it may be amended, supplemented or otherwise modified from time to time, being the “Reimbursement Agreement”, the terms defined therein and not otherwise defined herein being used herein as therein defined), among Duquesne Light Holdings, Inc. (the “Borrower”), the Lenders named therein, and JPMorgan Chase Bank, N.A., as Administrative Agent and Issuing Bank. Pursuant to the Reimbursement Agreement,                                          (the “Assignor”) has committed to participate in Extensions of Credit resulting from the issuance (or extension, modification or amendment) of each Letter of Credit and to make loans (“Loans”) to the Borrower[, which Loans are evidenced by a promissory note (the “Note”) issued by the Borrower to the Assignor].
     The Assignor and                                          (the “Assignee”) agree as follows:
     1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to all of the Assignor’s rights and obligations under the Reimbursement Agreement as of the date hereof which represents the percentage interest specified on Schedule 1 of all outstanding rights and obligations under the Reimbursement Agreement (the “Assigned Interest”), including, without limitation, such interest in the Assignor’s Commitment[,] [and] the Loans owing to the Assignor [and the Note held by the Assignor]. After giving effect to such sale and assignment, the Assignee’s Commitment and the amount of the Loans owing to the Assignee will be as set forth in Section 2 of Schedule 1. The effective date of this sale and assignment shall be the date specified in Section 3 of Schedule 1 hereto (the “Effective Date”).
     2. On                      ___, ___, the Assignee will pay to the Assignor, in same day funds, at such address and account as the Assignor shall advise the Assignee, $               , and (subject to the satisfaction of the requirements set forth in Section 10.07(d) of the Reimbursement Agreement) the sale and assignment contemplated hereby shall thereupon become effective as of the Effective Date. From and after the Effective Date, the Assignor agrees that the Assignee shall be entitled to all rights, powers and privileges of the Assignor under the Reimbursement Agreement [and the Note] to the extent of the Assigned Interest, including without limitation (i) the right to receive all payments in respect of the Assigned Interest for the period from and after the Effective Date, whether on account of principal, interest, fees, indemnities in respect of claims arising after the Effective Date, increased costs, additional amounts or otherwise, (ii) the right to vote and to instruct the Administrative Agent under the Reimbursement Agreement according to its Percentage based on the Assigned Interest, (iii) the right to set-off and to appropriate and apply deposits of the Borrower as set forth in the Reimbursement Agreement and (iv) the right to receive notices, requests, demands and other communications. The Assignor agrees that it will promptly remit to the Assignee any amount received by it in respect of the Assigned Interest (whether from the Borrower, the Administrative Agent or otherwise) in the same funds in which such amount is received by the Assignor.
     3. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; and (iv) represents and warrants to the Assignee and the Administrative Agent that it has duly executed and delivered this Assignment and that the execution, delivery and performance by the Assignor of this Assignment have been duly authorized by all necessary action (corporate or otherwise). Except as specified in this Section 3, the assignment of the Assigned Interest contemplated hereby shall be without recourse to the Assignor.
     4. The Assignee (i) confirms that it has received a copy of each Loan Document, together with copies of the financial statements referred to in Section 6.01(f) of the Reimbursement Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and purchase the Assigned Interest, (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (iii) confirms that it satisfies the requirements of an Eligible Assignee, (iv) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan

Documents are required to be performed by it as a Lender and (vi) represents and warrants to the Assignor and the Administrative Agent that it has duly executed and delivered this Assignment and that the execution, delivery and performance by the Assignee of this Assignment have been duly authorized by all necessary action (corporate or otherwise).
     5. This Assignment may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.
     6. This Assignment shall be governed by, and construed in accordance with, the laws of the State of New York.
     IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be executed by their respective officers thereunto duly authorized, as of the date first above written, such execution being made on Schedule 1 hereto.

Schedule 1
to
Assignment Agreement
Dated                      __, ____

Section 1.

Percentage Interest:	%

Section 2.

Assignee’s Commitment:	$

Outstanding Principal Amount of Loans owing to the Assignee:	$

Section 3.

Effective Date:	[1] __, ___

[NAME OF ASSIGNOR]
By:
Name:
Title:

[NAME OF ASSIGNEE]
By:
Name:
Title:

1.	Such date must be at least five Business Days after the date of the Lender Assignment.

Consented to:[2]

DUQUESNE LIGHT HOLDINGS, INC.

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and Issuing Bank

By:
Name:
Title:

2.	Consent of the Borrower and the Administrative Agent is required for all assignments except (i) for any assignment by a Lender to any of its Affiliates or to any other Lender or any of its Affiliates and (ii) the consent of the Borrower is not required if an Event of Default has occurred and is continuing. Consent of the Issuing Bank is required for all assignments.

Schedule I
Lending Offices

Name of Bank	Lending Office
JPMorgan Chase Bank, N.A.	1111 Fannin Street, Floor 10
Houston, Texas 77002-6925
Attention: Sheila G. King
Telephone: (713) 750-2242
FAX: (713)750-2782

Schedule II
Letters of Credit

Issue					Expiration
Date	Amount	Beneficiary	Payor	LOC #	Date
10/15/1999	$9,978,515.00	J P Morgan Trust Co. (Bushton BCP III)	DQE Financial	SLT321509	06/05/06
10/25/1999	$5,442,762.00	J P Morgan Trust Co. (Bushton TRG III)	DQE Financial	SLT321533	06/05/06
1/12/2001	$1,293,890.00	Nat’l Union Fire Inc. Co. + / AIG Insurance	DQE	SLT323545	12/15/06
4/2/2002	$13,000,000.00	Travelers Casualty and Surety Co.	DQE Financial	SLT326359	09/12/06
12/24/2002	$7,000,000.00	ACE Surety / Insur Co of North America	DQE Financial	SLT330218	12/24/06
1/5/2006	$5,000,000.00	PJM Interconnection L.L.C.	Duquesne Light Energy	CPCS-225978	01/05/07

Schedule III
Litigation
None.